Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

DATED AS OF AUGUST 31, 2007

AMONG

AIKEN REGIONAL RECEIVABLES, L.L.C., AUBURN REGIONAL RECEIVABLES,

L.L.C., CENTRAL MONTGOMERY RECEIVABLES, L.L.C., DISTRICT HOSPITAL

PARTNERS RECEIVABLES, L.L.C., FORT DUNCAN MEDICAL RECEIVABLES,

L.L.C., LANCASTER HOSPITAL RECEIVABLES, L.L.C., LAREDO REGIONAL

RECEIVABLES, L.L.C., MANATEE MEMORIAL RECEIVABLES, L.L.C., MCALLEN

HOSPITALS RECEIVABLES, L.L.C., NORTHWEST TEXAS HEALTHCARE

RECEIVABLES, L.L.C., SPARKS FAMILY HOSPITAL RECEIVABLES, L.L.C.,

SUMMERLIN HOSPITAL RECEIVABLES, L.L.C., UHS OF OKLAHOMA

RECEIVABLES, L.L.C., UHS-CORONA RECEIVABLES, L.L.C., RANCHO SPRINGS

RECEIVABLES, L.L.C., VALLEY HEALTH SYSTEM RECEIVABLES, L.L.C. AND

WELLINGTON REGIONAL RECEIVABLES, L.L.C., AS BORROWERS

UHS RECEIVABLES CORP., AS COLLECTION AGENT,

UHS OF DELAWARE, INC., AS SERVICER,

UNIVERSAL HEALTH SERVICES, INC., AS PERFORMANCE GUARANTOR,

THE LIQUIDITY BANKS FROM TIME TO TIME PARTY HERETO,

SUNTRUST ROBINSON HUMPHREY, INC., AS TPF AGENT

AND

WACHOVIA BANK, NATIONAL ASSOCIATION, AS VFCC AGENT AND

ADMINISTRATIVE AGENT

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT, dated as of August 31, 2007, is entered into by and among:

(a) Aiken Regional Receivables, L.L.C., Auburn Regional Receivables, L.L.C., Central Montgomery Receivables, L.L.C., District Hospital Partners Receivables, L.L.C., Fort Duncan Medical Receivables, L.L.C., Lancaster Hospital Receivables, L.L.C., Laredo Regional Receivables, L.L.C., Manatee Memorial Receivables, L.L.C., McAllen Hospitals Receivables, L.L.C., Northwest Texas Healthcare Receivables, L.L.C., Sparks Family Hospital Receivables, L.L.C., Summerlin Hospital Receivables, L.L.C., UHS of Oklahoma Receivables, L.L.C., UHS-Corona Receivables, L.L.C., Rancho Springs Receivables, L.L.C., Valley Health System Receivables, L.L.C. and Wellington Regional Receivables, L.L.C., each, a Delaware limited liability company (each, a “Borrower” and collectively, the “Borrowers”),

(b) UHS Receivables Corp., a Delaware corporation (the “Collection Agent”),

(c) UHS of Delaware, Inc., a Delaware corporation (“UHS of Delaware”), as initial Servicer (the Servicer together with Borrowers and the Collection Agent, the “Loan Parties” and each, a “Loan Party”),

(d) Universal Health Services, Inc., a Delaware corporation (“Parent”), as Performance Guarantor,

(e) Variable Funding Capital Company LLC, a Delaware limited liability company (“VFCC” or a “Conduit”), and Wachovia Bank, National Association, in its capacity as liquidity provider to VFCC (together with its successor, “Wachovia” and together with VFCC, the “VFCC Group” or a “Conduit Group”),

(f) Three Pillars Funding LLC, a Delaware limited liability company (“TPF” or a “Conduit”), and SunTrust Bank, in its capacity as liquidity provider to TPF (together with its successor, “SunTrust” and together with TPF, the “TPF Group” or a “Conduit Group”),

(g) Wachovia Bank, National Association, in its capacity as agent for the VFCC Group (together with its successors and assigns in such capacity, the “VFCC Agent” or a “Co-Agent”), and SunTrust Robinson Humphrey, Inc., in its capacity as agent for the TPF Group (together with its successors and assigns in such capacity, the “TPF Agent” or a “Co-Agent”), and

(h) Wachovia Bank, National Association, in it capacity as administrative agent for the Lenders hereunder or any successor administrative agent hereunder (together with its successors and assigns hereunder, the “Administrative Agent” and together with the Co-Agents, the “Agents”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Borrowers, jointly and severally, desire to borrow from the Lenders from time to time.

The Conduits may, in their absolute and sole discretion, make Advances to Borrowers, jointly and severally, from time to time. In the event that any Conduit declines to make its Conduit Group’s Percentage of any Advance, the applicable Conduit’s Liquidity Bank(s) shall, at the request of the Collection Agent, on behalf of Borrowers, make such Conduit Group’s Percentage of such Advance.

Wachovia Bank, National Association, has been requested and is willing to act as Administrative Agent on behalf of the Co-Agents and the Conduit Groups in accordance with the terms hereof.

ARTICLE I.

THE ADVANCES

Section 1.1 Credit Facility.

(a) Upon the terms and subject to the conditions hereof, from time to time prior to the Facility Termination Date:

(i) the Collection Agent, on behalf of Borrowers, may request Advances in an aggregate principal amount at any one time outstanding not to exceed the lesser of the Aggregate Commitment and the Borrowing Base (such lesser amount, the “Borrowing Limit”); and

(ii) upon receipt of a copy of each Borrowing Notice from the Collection Agent, on behalf of Borrowers, each of the Co-Agents shall determine whether its Conduit will fund a Loan in an amount equal to its Conduit Group’s Percentage of the requested Advance specified in such Borrowing Notice. In the event that a Conduit elects not to make any such Loan to Borrowers, the applicable Co-Agent shall promptly notify the Collection Agent and, unless the Collection Agent, on behalf of Borrowers, cancels its Borrowing Notice, each of such Conduit’s Liquidity Banks severally agrees to make its Pro Rata Share of its Conduit Group’s Percentage of such Loan to Borrowers, jointly and severally, on the terms and subject to the conditions hereof, provided that at no time may the aggregate principal amount of such Conduit’s and such Conduit’s Liquidity Banks’ Loans outstanding exceed the lesser of (x) the aggregate amount of such Conduit’s Liquidity Banks’ Commitments, and (y) such Conduit’s Group’s Percentage of the Borrowing Base (such lesser amount, the “Conduit Allocation Limit”).

Each of the Advances, and all other Obligations of Borrower, shall be secured by the Collateral as provided in Article XIII. It is the intent of the Conduits to fund all Advances by the issuance of Commercial Paper.

(b) The Collection Agent, on behalf of Borrowers, may, upon at least 10 Business Days’ notice to the Co-Agents, terminate in whole or reduce in part, ratably among the Liquidity

Banks in each Conduit Group in accordance with such Conduit Group’s Percentage, the unused portion of the Aggregate Commitment; provided that each partial reduction of the Aggregate Commitment shall be in an amount equal to $1,000,000 per Conduit Group (or a larger integral multiple of $1,000,000 if in excess thereof) and shall reduce the Commitments of the Liquidity Banks ratably in accordance with their respective Pro Rata Shares.

(c) At least ten Business Days prior to the Cash Secured Advance Commencement Date for any Conduit Group, the Collection Agent, on behalf of Borrowers, shall notify the applicable Co-Agent for such Conduit Group if Borrowers wish the Liquidity Banks in such Conduit Group to make the advances described in this Section 1.1(c). Following such notice, on the Cash Secured Advance Commencement Date for such Conduit Group, subject to satisfaction of the conditions precedent in Section 6.2, each Liquidity Bank in such Conduit Group shall, and severally agrees to, make a Loan to Borrowers, jointly and severally, in an amount equal to the excess of (i) such Liquidity Bank’s Commitment over (ii) the aggregate outstanding principal balance of all Loans of such Liquidity Bank (after giving effect to any purchase made by such Liquidity Bank on or prior to such Cash Secured Advance Commencement Date pursuant to Section 1.7 of this Agreement or pursuant to the Liquidity Agreement to which it is a party) on the Term-Out Liquidity Bank Purchase Date for such Conduit Group, and such Liquidity Bank shall make such Loan by causing an amount equal to such Loan to be deposited in immediately available funds into the Collateral Advance Account.

Section 1.2 Increases. Not later than 12:00 noon (New York City time) on the Business Day prior to a proposed borrowing (or, in the case of a borrowing to be made at the LIBO Rate, not later than 12:00 noon (New York City time) on the second Business Day prior to such proposed borrowing), the Collection Agent, on behalf of Borrowers, shall provide the Co-Agents with written notice of each Advance in the form set forth as Exhibit II-A hereto (each, a “Borrowing Notice”). Each Borrowing Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested increase in Aggregate Principal (which shall not be less than $1,000,000 per Conduit Group or a larger integral multiple of $100,000 per Conduit Group) and the Borrowing Date (which, in the case of any Advance after the initial Advance hereunder, shall only be on a Settlement Date) and, in the case of an Advance to be funded by the Liquidity Banks, the requested Interest Rate and Interest Period. If a Conduit declines to make its Percentage of a proposed Advance, the Collection Agent, on behalf of Borrowers, may cancel the Borrowing Notice or, in the absence of such a cancellation, the Advance will be made by such Conduit’s Liquidity Banks. On the date of each Advance, upon satisfaction of the applicable conditions precedent set forth in Article VI, the applicable Conduit or the Conduit’s Liquidity Banks, as applicable, shall make the proceeds of its Loan comprising such Conduit Group’s Percentage of such requested Advance available to its Co-Agent in immediately available funds on the proposed date of borrowing. Upon receipt by a Co-Agent of such Loan proceeds, such Co-Agent shall deposit to the Facility Account, in immediately available funds, an amount equal to (i) in the case of a Conduit, such Conduit’s Group’s Percentage of the principal amount of the requested Advance or (ii) in the case of a Conduit’s Liquidity Bank, each such Liquidity Bank’s Pro Rata Share of such Liquidity Bank’s Conduit Group’s Percentage of the principal amount of the requested Advance. If any Borrowing Notice is delivered after 12:00 noon (New York time) on the Business Day specified in the first sentence of this Section 1.2, funding of the requested Advance will be on a best-efforts basis only .

Section 1.3 Decreases. Except as provided in Section 1.4, the Collection Agent, on behalf of Borrowers, shall provide the Co-Agents with irrevocable prior written notice of any proposed reduction of Aggregate Principal in the form of Exhibit II-B hereto in conformity with the Required Notice Period (each, a “Reduction Notice”). Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Principal shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Principal to be reduced (which, except in the case of a reduction necessary to reduce Aggregate Principal to a level not in excess of the lesser of the Borrowing Base or the Facility Limit, shall be in a minimum amount per Conduit Group of $500,000 or a larger integral multiple of $100,000 and) which shall be applied ratably to the Loans of the Conduits and the Liquidity Banks in accordance with the amount of principal (if any) owing to the Conduits (ratably, based on their Conduit Group’s Percentage of such reduction), on the one hand, and the amount of principal (if any) owing to the Liquidity Banks (ratably, based on their respective Pro Rata Shares of their Conduit Group’s Percentage of such reduction), on the other hand (the “Aggregate Reduction”). Only one (1) Reduction Notice with respect to any Proposed Reduction Date shall be outstanding at any time.

Section 1.4 Deemed Collections; Borrowing Limit.

(a) If on any day:

(i) the Outstanding Balance of any Receivable is reduced as a result of any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof, or

(ii) the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

(iii) the Outstanding Balance of any Receivable is reduced on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(iv) the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report (for any reason other than receipt of Collections thereon or such Receivable becoming a Defaulted Receivable), or

(v) any of the representations or warranties of the applicable Borrower set forth in Section 5.1(i), (j), (r), (s), (t) or (u) were not true when made with respect to any Receivable,

then, on such day, the applicable Borrower shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i)-(iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable and, effective as of the date on which the next succeeding Monthly Report is required to be delivered, the Borrowing Base shall be reduced by the amount of such Deemed Collection.

(b) Borrowers shall ensure that the Aggregate Principal at no time exceeds the Borrowing Limit. If at any time the aggregate outstanding principal amount of the Loans from any Conduit Group exceeds such Conduit Group’s Conduit Allocation Limit, or the aggregate principal amount of the Loans outstanding from such Conduit Group’s Conduit exceeds the Liquidity Commitments of such Conduit Group’s Liquidity Banks pursuant to such Conduit Group’s Liquidity Agreement divided by 102%, Borrowers, jointly and severally, shall prepay such Loans by wire transfer to the applicable Co-Agent received not later than 12:00 noon (New York City time) on the next succeeding Settlement Date of an amount sufficient to eliminate such excess, together with accrued and unpaid interest on the amount prepaid (as allocated by the applicable Co-Agent), such that after giving effect to such payment the Aggregate Principal is less than or equal to the Borrowing Limit and the applicable Conduit Group’s Percentage of the Aggregate Principal is less than or equal to the applicable Conduit Group’s Conduit Allocation Limit.

Section 1.5 Payment Requirements. All amounts to be paid or deposited by any Loan Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds, and if not made before 1:00 p.m. (New York City time) with electronic mail confirmation to the applicable Agent that such deposit or payment has been initiated, shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Lender they shall be paid to the applicable Co-Agent Account, for the account of such Lender, until otherwise notified by such Co-Agent. All computations of CP Costs, Interest, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day. CP Costs and Interest shall accrue from the date on which a Loan is made to but excluding the date on which it is repaid provided payment is received by the time specified in the first sentence of this Section.

Section 1.6 Advances; Ratable Loans; Funding Mechanics; Liquidity Fundings.

(a) Each Advance hereunder shall be made on a pro rata basis in accordance with each Conduit Group’s Percentage; provided that the first Advance on or after the date hereof will be made in such amounts that, after giving effect thereto, the principal balance then outstanding shall be ratable with such Percentages.

(b) Each Advance hereunder shall consist of one or more Loans made by the Conduits and/or the applicable Liquidity Banks.

(c) Each Lender funding any Loan shall wire transfer the principal amount of its Loan to its Co-Agent in immediately available funds as soon as possible and in no event later than 2:00 p.m. (New York City time) on the applicable Borrowing Date and, subject to such Co-Agent’s receipt of such Loan proceeds, such Co-Agent shall wire transfer such funds to the account specified by the Collection Agent, on behalf of Borrowers, in its Borrowing Notice promptly after receipt.

(d) While it is the intent of each Conduit to fund and maintain each requested Advance through the issuance of its respective Commercial Paper, the parties acknowledge that if any Conduit is unable, or reasonably determines that it is undesirable, to issue Commercial Paper to fund all or any portion of its Loans, or is unable to repay such Commercial Paper upon the maturity thereof, such Conduit shall put all or any portion of its Loans to its Liquidity Banks at any time pursuant to its applicable Liquidity Agreement to finance or refinance the necessary portion of its Loans through a Liquidity Funding to the extent available. The Liquidity Fundings may be Alternate Base Rate Loans or LIBO Rate Loans, or a combination thereof, selected by the Collection Agent, on behalf of Borrowers, in accordance with Article IV. Regardless of whether a Liquidity Funding constitutes the direct funding of a Loan, an assignment of a Loan made by a Conduit or the sale of one or more participations in a Loan made by a Conduit, each Liquidity Bank in such Conduit’s Group participating in a Liquidity Funding shall have the rights of a “Lender” hereunder with the same force and effect as if it had directly made a Loan to Borrowers, jointly and severally, in the amount of its Liquidity Funding.

(e) Nothing herein shall be deemed to commit any Conduit to make Loans.

Section 1.7 Purchase by Term-Out Liquidity Banks. At least ten Business Days prior to the Cash Secured Advance Commencement Date for any Conduit Group, the Collection Agent, on behalf of Borrowers, shall notify the Co-Agent for such Conduit Group if the Collection Agent, on behalf of Borrowers, wishes the purchase described in this Section 1.7 to occur. Following such notice, on the Cash Secured Advance Commencement Date for such Conduit Group, each Liquidity Bank in such Conduit Group shall, and severally agrees to, purchase from the Conduit in its Conduit Group such Liquidity Bank’s Ratable Share of all Loans then owned by such Conduit for a purchase price equal to the sum of such Liquidity Bank’s Ratable Share of the principal of such Loans plus accrued and unpaid Interest and fees thereon. Such purchase price shall be payable in immediately available funds on the Cash Secured Advance Commencement Date for such Conduit Group. The assigning Conduit shall notify the Administrative Agent, its Co-Agent and the Collection Agent, on behalf of Borrowers, of any such purchase. No further documentation of such purchase shall be required for the effectiveness thereof, provided that if requested by any purchasing Liquidity Bank, the assigning Conduit (or its Co-Agent) will execute and deliver an assignment to such Liquidity Bank in such form as may be mutually agreed between such Conduit and such Liquidity Bank.

Section 1.8 Interest on Cash Secured Advances. Borrowers, jointly and severally, shall pay interest to each Term-Out Liquidity Bank on the unpaid principal amount of such Liquidity Bank’s Cash Secured Advance from the date of such Cash Secured Advance until such principal amount shall be repaid in full, at the rate and on the dates applicable to Liquidity Fundings by such Term-Out Liquidity Bank. On each Settlement Date after the Cash Secured Advance Commencement Date for any Conduit Group, the Administrative Agent shall pay, pursuant to a Collateral Advance Account Direction from the applicable Co-Agent for the relevant Conduit Group, to the Co-Agent for such Conduit Group at such Co-Agent’s Account for the ratable account of the relevant Term-Out Liquidity Banks, on behalf of Borrowers, such Conduit Group’s ratable portion (based on the outstanding principal amounts of each Conduit

Group’s Cash Secured Advances) of the cash funds that constitute that interest on, and those dividends from, the Term-Out Liquidity Bank Collateral which shall then be available to be withdrawn from the Collateral Advance Account, and such Co-Agent shall distribute the funds so paid to such Co-Agent’s Account to the Liquidity Banks in its Conduit Group, ratably according to the respective outstanding principal amounts of their respective Cash Secured Advances, for application to the payment of unpaid Excess Interest on the Cash Secured Advances. Any remaining unpaid accrued Excess Interest on the Cash Secured Advances shall be paid from the Collections of the Collateral pursuant to Sections 2.2 and 2.3.

Section 1.9 Repayment of Cash Secured Advances. Borrowers, jointly and severally, shall repay to each Term-Out Liquidity Bank the aggregate outstanding principal amount of such Liquidity Bank’s Cash Secured Advance on the Commitment Termination Date; provided, however, that recourse for such repayment shall be from, and shall be limited to, the Term-Out Liquidity Bank Collateral, the Collateral and the Collections in accordance with Section 2.2 and 2.3.

Section 1.10 Use of Proceeds; Security Interest in Collateral Advance Account.

(a) Borrowers hereby agree that they shall use the proceeds of the Cash Secured Advances solely to fund and maintain the Collateral Advance Account for the purpose of funding Loans from time to time during the Term Period.

(b) In addition to the security interest granted pursuant to Section 13.1, each of the Borrowers hereby grants to the Administrative Agent, for the ratable benefit of the Term-Out Liquidity Banks, a security interest in the following (collectively, the “Term-Out Liquidity Bank Collateral”):

(i) the Collateral Advance Account, all funds from time to time credited to the Collateral Advance Account, all financial assets (including, without limitation, Eligible Investments) from time to time acquired with any such funds or otherwise credited to the Collateral Advance Account, all interest, dividends, cash, instruments and other investment property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds or such financial assets, and

(ii) all proceeds of, collateral for, and supporting obligations relating to any and all of the Term-Out Liquidity Bank Collateral.

(c) The grant of a security interest by Borrowers to the Administrative Agent for the ratable benefit of the Term-Out Liquidity Banks pursuant to subsection (b) above secures the payment of Borrowers’ joint and several obligations to repay the Cash Secured Advances, and to pay interest thereon, pursuant to Section 1.8 and this Section 1.10.

(d) On the Commitment Termination Date for any Conduit Group as to which the Term Period has occurred, the Administrative Agent shall (i) convert the Term-Out Liquidity Bank Collateral that does not constitute cash into cash proceeds and (ii) pay to the Co-Agent for each such Conduit Group at such Co-Agent’s Account for the ratable account of the Term-Out Liquidity Banks in its Conduit Group, on behalf of Borrowers, such Conduit Group’s ratable portion of the Term-Out Liquidity Bank Collateral (it being understood that all the Term-Out

Liquidity Bank Collateral shall then constitute cash or cash proceeds), and such Co-Agent shall distribute the funds so paid to its Co-Agent’s Account to the Liquidity Banks in its Conduit Group, ratably according to the respective outstanding principal amounts of their respective Cash Secured Advances, for application, first, to the repayment of the outstanding principal amounts of the Cash Secured Advances and, second, to the payment of unpaid accrued interest on the Cash Secured Advances (to the extent such funds are available therefor). Any remaining outstanding principal amount of, and/or unpaid accrued interest on, the Cash Secured Advances shall be paid from the Collections of the Pool Receivables pursuant to Section 2.3.

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1 Payments. Each of the Borrowers, jointly and severally, hereby promises to pay:

(a) the Aggregate Principal on and after the Facility Termination Date as and when Collections are received;

(b) the fees set forth in the Fee Letter on the dates specified therein;

(c) all accrued and unpaid Interest and, during the Term Period but without duplication, Excess Interest, if applicable, on the Alternate Base Rate Loans on each Settlement Date applicable thereto;

(d) all accrued and unpaid Interest and, during the Term Period but without duplication, Excess Interest, if applicable, on the LIBO Rate Loans on the last day of each Interest Period applicable thereto;

(e) all accrued and unpaid CP Costs on the CP Rate Loans on each Settlement Date; and

(f) all Broken Funding Costs and Indemnified Amounts upon demand.

Section 2.2 Collections Prior to Amortization. On each Settlement Date prior to the Amortization Date, the Servicer shall deposit to the applicable Co-Agent Account, for distribution to the applicable Lenders and, during the Term Period, the Term-Out Liquidity Banks in each Conduit Group, a portion of the Collections received by it during the preceding Settlement Period (after deduction of its Servicing Fee) equal to the sum of the following amounts for application to the Obligations in the order specified:

first, ratably to the payment of all accrued and unpaid CP Costs, Interest, Excess Interest (if applicable) and Broken Funding Costs (if any) that are then due and owing,

second, ratably to the payment of all accrued and unpaid fees under the Fee Letter (if any) that are then due and owing to the applicable Conduit or its Co-Agent,

third, if required under Section 1.3 or 1.4, to the ratable reduction of the applicable Conduit’s Percentage of the Aggregate Principal, and

fourth, for the ratable payment of all other unpaid Obligations of Borrowers, if any, that are then due and owing.

The balance, if any, shall be paid to the Collection Agent, on behalf of Borrowers, or otherwise in accordance with the Collection Agent’s instructions. Collections applied to the payment of Obligations of Borrowers shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.2, shall be shared ratably (within each priority) among the applicable Co-Agent and the Lenders in its Conduit Group in accordance with the amount of such Obligations owing to each of them in respect of each such priority.

Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the Secured Parties, all Collections received on such day. On and after the Amortization Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Administrative Agent at the direction of any Co-Agent (after deduction of any accrued and unpaid Servicing Fee as of such date): (i) remit to the applicable Co-Agent Account the applicable Conduit Group’s Percentage of the amounts set aside and held in trust pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Obligations of Borrowers as follows:

first, to the reimbursement of the applicable Conduit Group’s Percentage Share of the Administrative Agent’s costs of collection and enforcement of this Agreement,

second, ratably to the payment of all accrued and unpaid CP Costs, Interest, Excess Interest (if applicable) and Broken Funding Costs (if any),

third, ratably to the payment of all accrued and unpaid fees under the Fee Letter,

fourth, to the ratable reduction of such Conduit’s Percentage of the Aggregate Principal,

fifth, for the ratable payment of all other unpaid Obligations of Borrowers, and sixth, after the Obligations of Borrowers have been reduced to zero, to the Collection Agent, on behalf of the Borrowers.

Collections applied to the payment of Obligations of Borrowers shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.3, shall be shared ratably (within each priority) among the Co-Agents and the Lenders in accordance with the amount of such Obligations owing to each of them in respect of each such priority.

Section 2.4 Payment Rescission. No payment of any of the Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Borrowers shall remain jointly and severally obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Co-Agent Account (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus Interest on such amount at the Default Rate from the date of any such rescission, return or refunding.

ARTICLE III.

CONDUIT FUNDING

Section 3.1 CP Costs. Borrowers, jointly and severally, shall pay CP Costs with respect to the principal balance of the Loans from time to time outstanding. Each Loan of a Conduit that is funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share that the principal in respect of such Loan that is funded with Pooled Commercial Paper represents in relation to all assets held by such Conduit and funded substantially with related Pooled Commercial Paper on such day.

Section 3.2 Calculation of CP Costs. Not later than the 3rd Business Day immediately preceding each Monthly Reporting Date, each Conduit shall calculate the aggregate amount of CP Costs applicable to its CP Rate Loans for the Calculation Period then most recently ended and shall notify the Collection Agent, on behalf of Borrowers, of such aggregate amount.

Section 3.3 CP Costs Payments. On each Settlement Date, Borrowers, jointly and severally, shall pay to each of the Co-Agents (for the benefit of its respective Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the principal associated with all CP Rate Loans of such Conduit for the calendar month then most recently ended in accordance with Article II.

Section 3.4 Default Rate. From and after the occurrence of an Amortization Event, all Loans of the Conduits shall accrue Interest at the Default Rate and shall cease to be CP Rate Loans.

ARTICLE IV.

LIQUIDITY BANK FUNDING

Section 4.1 Liquidity Bank Funding. Prior to the occurrence of an Amortization Event, the outstanding principal balance of each Liquidity Funding shall accrue interest for each day during its Interest Period at either the LIBO Rate or the Alternate Base Rate in accordance with the terms and conditions hereof. Until the Collection Agent, on behalf of Borrowers, gives notice to the applicable Co-Agent of another Interest Rate in accordance with Section 4.4, the initial Interest Rate for any Loan transferred to the Liquidity Banks by the applicable Conduit pursuant to the applicable Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable). If the applicable Liquidity Banks acquire by assignment from the applicable Conduit any Loan pursuant to Section 1.7 hereof or the applicable Liquidity Agreement, each Loan so assigned shall each be deemed to have an Interest Period commencing on the date of any such assignment.

Section 4.2 Interest Payments. On the Settlement Date for each Liquidity Funding, Borrowers, jointly and severally, shall pay to the applicable Co-Agent (for the benefit of the Liquidity Banks in its Conduit Group) an aggregate amount equal to the accrued and unpaid Interest for the entire Interest Period of each such Liquidity Funding in accordance with Article II.

Section 4.3 Selection and Continuation of Interest Periods.

(a) With consultation from the applicable Co-Agent, the Collection Agent, on behalf of Borrowers, shall from time to time request Interest Periods for the Liquidity Fundings, provided that if at any time any Liquidity Funding is outstanding, the Collection Agent, on behalf of Borrowers, shall always request Interest Periods such that at least one Interest Period shall end on the date specified in clause (A) of the definition of Settlement Date.

(b) The Collection Agent, on behalf of Borrowers, or the applicable Co-Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of an Interest Period (the “Terminating Tranche”) for any Liquidity Funding, may, effective on the last day of the Terminating Tranche: (i) divide any such Liquidity Funding into multiple Liquidity Fundings, (ii) combine any such Liquidity Funding with one or more other Liquidity Fundings that have a Terminating Tranche ending on the same day as such Terminating Tranche, or (iii) combine any such Liquidity Funding with a new Liquidity Funding to be made by the Liquidity Banks on the day such Terminating Tranche ends.

Section 4.4 Liquidity Bank Interest Rates. The Collection Agent, on behalf of Borrowers, may select the LIBO Rate or the Alternate Base Rate for each Liquidity Funding. The Collection Agent, on behalf of Borrowers, shall by 12:00 noon (New York time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Interest Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Alternate Base Rate is being requested as a new Interest Rate, give the applicable Co-Agent irrevocable notice of the new Interest Rate for the Liquidity Funding associated with such Terminating Tranche. Until the Collection Agent, on behalf of Borrowers, gives notice to the Applicable Co-Agent of another Interest Rate, the initial Interest Rate for any Loan transferred to the applicable Liquidity Banks pursuant to the applicable Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable).

Section 4.5 Suspension of the LIBO Rate

(a) If any Liquidity Bank notifies its applicable Co-Agent that it has determined that funding its Pro Rata Share of its Conduit Group’s Percentage of the Liquidity Fundings at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Liquidity Funding at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Liquidity Funding at such LIBO Rate, then such Co-Agent shall suspend the availability of such LIBO Rate and require the Collection Agent, on behalf of Borrowers, to select the Alternate Base Rate for any Liquidity Funding of such Liquidity Bank accruing Interest at such LIBO Rate.

(b) If less than all of the Liquidity Banks of any applicable Conduit Group give a notice to such Conduit Group’s Co-Agent pursuant to Section 4.5(a), each Liquidity Bank which gave such a notice shall be obliged, at the request of the Collection Agent, on behalf of Borrowers, the applicable Conduit or the applicable Co-Agent, to assign all of its rights and obligations hereunder to (i) another Liquidity Bank in its Conduit Group or (ii) another funding entity nominated by the Collection Agent, on behalf of Borrowers, or the applicable Co-Agent that is an Eligible Assignee willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Liquidity Bank; provided that (i) the notifying Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of all Obligations owing to it (whether due or accrued), and (ii) the replacement Liquidity Bank otherwise satisfies the requirements of Section 12.1(b).

Section 4.6 Default Rate. From and after the occurrence of an Amortization Event, all Liquidity Fundings shall accrue Interest at the Default Rate.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Performance Guarantor and Loan Parties. Each of the Performance Guarantor and the Loan Parties hereby represents and warrants to the Agents and the Lenders, as to itself, as of the date hereof, as of the date of each Advance and as of each Settlement Date that:

(a) Existence and Power. Such Person is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Person of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, and, in the case of Borrowers, Borrowers’ use of the proceeds of the Advances made hereunder, are within its corporate or limited liability company powers and authority and have been duly authorized by all necessary corporate or limited liability company action on its part. This Agreement and each other Transaction Document to which such Person is a party has been duly executed and delivered by such Person.

(c) No Conflict. The execution and delivery by such Person of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not result in the creation or imposition of any Lien on assets of such Person, or contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property (except as created under the Transaction Documents) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Person of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. Except as set forth in the Parent’s periodic reports and reports on Form 8-K filed with the Securities and Exchange Commission prior to the date hereof, there are no actions, suits or proceedings pending, or to the best knowledge of such Person, threatened, against or affecting such Person, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. Each of the Transaction Documents to which such Person is a party constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by such Loan Party or any of its Affiliates to the Agents or the Lenders for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Loan Party or any of its Affiliates to the Agents or the Lenders will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, not misleading.

(h) Use of Proceeds. Borrowers, jointly and severally, represent and warrant that no proceeds of any Advance hereunder will be used (i) for a purpose that violates, or would be inconsistent with, (A) Section 7.2(e) of this Agreement or (B) Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. (i) Borrowers have good and marketable title to the Collateral free and clear of any Lien, except as created by the Transaction Documents, and (ii) there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the applicable Borrower’s ownership interest in each Receivable sold or contributed to it, its Collections and the Related Security.

(j) Perfection. Each Borrower represents and warrants that: (i) this Agreement, together with the filing of the financing statements contemplated hereby, is effective to create a valid security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the Collateral to secure payment of the Obligations, which security interest is (or, in the case of Gift Shop Receipts, will be upon the daily sweep from a Local Deposit

Account to the Concentration Account) prior to all other security interests, and enforceable as such as against creditors of and purchasers from such Borrower, and (ii) there have been or (within 10 days after the date of any Advance) will be duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Collateral.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of such Loan Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Borrowers’ Federal Employer Identification Numbers are correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of such Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III to the Receivables Sale Agreements. The full amount of available funds in each of the Local Deposit Accounts is swept daily into the Concentration Account pursuant to standing sweep instructions that remain in full force and effect (in the case of Local Deposit Accounts maintained at Bank of America) or pursuant to daily ACH instructions (in the case of all other Local Deposit Accounts). All payments on the Government Receivables are paid either into a Local Deposit Account or directly into the Concentration Account, and payment of Government Receivables directly into the Concentration Account does not conflict with any rules or regulations applicable to Government Receivables. No Borrower has granted any Person dominion and control of the Concentration Account, any Lock-Box or any Local Deposit Account, or the right to take dominion and control of the Concentration Account, any such Lock-Box or Local Deposit Account at a future time or upon the occurrence of a future event. No Borrower has granted any Person, other than the Administrative Agent, dominion and control of the New Sweep Account, or the right to take dominion and control of the New Sweep Account at a future time or upon the occurrence of a future event. Servicer has the ability to identify, within one Business Day, any amounts deposited into any Local Deposit Account that do not represent payments on account of Collateral.

(m) Material Adverse Effect. (i) Performance Guarantor represents that, except as set forth in its reports on Form 8-K filed with the Securities and Exchange Commission from time to time prior to the date hereof, since December 31, 2006, no event has occurred that would have a Material Adverse Effect, and (ii) each Borrower represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of such Borrower, (B) the ability of such Borrower to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

(n) Names. Each Borrower represents and warrants that: (i) the name in which such Borrower has executed this Agreement is identical to the name of such Borrower as indicated on the public record of its state of organization which shows such Borrower to have been organized, and (ii) in the past five (5) years, such Borrower has not used any limited liability company names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Borrowers. Except as set forth in the applicable Receivables Sale Agreement, Parent owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of each Originator and each Borrower. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of any Borrower or any Originator.

(p) Not an Investment Company. Such Person is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Such Person has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Borrowers represent and warrant that each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation would not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Such Loan Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such change as to which the Administrative Agent has been notified in accordance with Section 7.1(a)(vii).

(s) Payments to Applicable Originator. Each Borrower represents and warrants that: (i) with respect to each Receivable transferred to such Borrower under the applicable Receivables Sale Agreement, such Borrower has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt, and (ii) no transfer by the applicable Originator of any Receivable under such Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Borrowers represent and warrant that each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Private Receivable and Participation Interest included in the Net Pool Balance as an Eligible Receivable or Eligible Participation Interest, as the case may be, on the date of any Monthly Report was an Eligible Receivable or Eligible Participation Interest, as applicable, on such date.

(v) Receivables as Accounts. The Receivables constitute “accounts” within the meaning of the applicable UCC.

(w) Borrowing Limit. Immediately after giving effect to each Advance and each settlement on any Settlement Date hereunder, the Aggregate Principal is less than or equal to the Borrowing Limit.

(x) Priority. Other than the security interest granted to the Administrative Agent pursuant to this Agreement, no Borrower has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. No Borrower has authorized the filing of and is not aware of any financing statements against such Borrower that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Administrative Agent hereunder or that has been terminated. No Borrower is aware of any judgment or tax lien filings against any Borrower.

(y) Accounting. The manner in which such Loan Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreements does not jeopardize the true sale analysis.

Section 5.2 Liquidity Bank Representations and Warranties. Each Liquidity Bank hereby represents and warrants to the Agents, Conduits and the Loan Parties that:

(a) Existence and Power. Such Liquidity Bank is a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational power to perform its obligations hereunder and under the Liquidity Agreement.

(b) No Conflict. The execution and delivery by such Liquidity Bank of this Agreement and the Liquidity Agreement and the performance of its obligations hereunder and thereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Lien on its assets. This Agreement and the Liquidity Agreement have been duly authorized, executed and delivered by such Liquidity Bank.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Liquidity Bank of this Agreement or the Liquidity Agreement and the performance of its obligations hereunder or thereunder.

(d) Binding Effect. Each of this Agreement and the Liquidity Agreement constitutes the legal, valid and binding obligation of such Liquidity Bank enforceable against such Liquidity Bank in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI.

CONDITIONS OF ADVANCES

Section 6.1 Conditions Precedent to Initial Advance. The initial Advance under this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such Advance those documents listed on Schedule A to the Receivables Sale Agreements and those documents listed on Schedule B to this Agreement, (b) the Rating Agency Condition shall have been satisfied, and (c) the Administrative Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

Section 6.2 Conditions Precedent to All Advances. Each Advance and each rollover or continuation of any Advance shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to the Administrative Agent on or prior to the date thereof, in form and substance satisfactory to the Administrative Agent, all Monthly Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) the Administrative Agent shall have received such other approvals, opinions or documents as it may reasonably request; and (d) on the date thereof, the following statements shall be true (and acceptance of the proceeds of such Advance shall be deemed a representation and warranty by Borrowers that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct in all material respects on and as of the date of such Advance (or such Settlement Date, as the case may be) as though made on and as of such date, provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty that itself contains a materiality threshold;

(ii) no event has occurred and is continuing, or would result from such Advance (or the continuation thereof), that will constitute (A) an Amortization Event or (B) an Unmatured Amortization Event; and

(iii) after giving effect to such Advance (or the continuation thereof), the Aggregate Principal will not exceed the Borrowing Limit.

ARTICLE VII.

COVENANTS

Section 7.1 Affirmative Covenants of the Loan Parties. Until the Final Payout date, each Loan Party hereby covenants, as to itself, as set forth below:

(a) Financial Reporting. Such Loan Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent:

(i) Annual Reporting. Within 90 days after the close of each of its respective fiscal years: (A) audited, unqualified, consolidated financial statements (which shall include consolidated balance sheets, statements of income and retained earnings and a statement of cash flows) for Parent for such fiscal year certified in a manner acceptable to the Administrative Agent by independent public accountants reasonably acceptable to the Administrative Agent, and (B) unaudited financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for each of the Borrowers for such fiscal year, certified in a manner acceptable to the Administrative Agent by its chief financial officer.

(ii) Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years: (A) consolidated balance sheets of Parent as at the close of each such period and consolidated statements of income and retained earnings and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, and (B) balance sheets of each of the Borrowers as at the close of each such period and statements of income and retained earnings and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by such Loan Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of such Loan Party copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Loan Party or any of its Affiliates files with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Administrative Agent or any Lender, copies of the same.

(vii) Change in Credit and Collection Policy. At least five (5) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Co-Agents’ consent thereto.

(viii) Verification of Account Sweeps. Biannually in connection with Parent’s annual audit procedures and promptly at such other time or times as the Agent may reasonably request, written verification from Collection Banks maintaining Lock-Boxes and/or Local Deposit Accounts that standing instructions remain in full force and effect (in the case of accounts maintained at Bank of America, N.A.) or that daily ACH instructions are given (in the case of other accounts) to sweep the available funds therein on each Business Day into the Concentration Account.

(ix) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables, the status of any governmental or regulatory inquiries and investigations at the facilities owned by McAllen, or the condition or operations, financial or otherwise, of such Loan Party as any Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Lenders under or as contemplated by this Agreement.

(b) Notices. Such Loan Party will notify the Administrative Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Unmatured Amortization Events. The occurrence of each Amortization Event and each Unmatured Amortization Event, by a statement of an Authorized Officer of such Loan Party.

(ii) Termination Date. The occurrence of the Termination Date with respect to any Originator under the Receivables Sale Agreement to which it is a party and shall, prior to such Termination Date, deliver an update of the most recent Monthly Report giving pro forma effect to such Originator’s cessation of Receivables sales under such Receivables Sale Agreement.

(iii) Notices under Receivables Sale Agreements. Copies of all notices delivered under the Receivables Sale Agreements.

(iv) Downgrade of Performance Guarantor. Any downgrade in the rating of any Debt of Performance Guarantor by S&P or Moody’s, setting forth the Debt affected and the nature of such change.

(v) Material Adverse Effect. The occurrence of any other event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(c) Compliance with Laws and Preservation of Legal Existence. Such Loan Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Such Loan Party will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation or limited liability company, as the case may be, in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify would not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Such Loan Party will, from time to time during regular business hours as requested by either of the Co-Agents upon reasonable notice and at the sole cost of such Loan Party, permit each of the Co-Agents, or its agents or representatives (and shall cause each Originator to permit each of the Co-Agents or its agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Collateral, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Collateral or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of any Borrower or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, so long as no Amortization Event has occurred and is continuing, (A) the Loan Parties shall only be responsible for the costs and expenses of one (1) Review in any one calendar year, and (B) the Co-Agents will not request more than four (4) Reviews in any one calendar year, and further provided that, except in accordance with Section 14.14 and applicable law, the Loan Parties shall not be required to furnish information that would constitute Protected Health Information as that term is defined in regulations implementing the Health Insurance Portability and Accountability Act (HIPAA).

(e) Keeping and Marking of Records and Books.

(i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the identification within one (1) Business Day of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Such Loan Party will (and will cause each Originator to): (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Loans with a legend, acceptable to the Agents, describing the Administrative Agent’s security interest in the Collateral and (B) upon the request of the Agents following the occurrence of an Amortization Event deliver to the Administrative Agent all Contracts (including, without limitation, all multiple originals of any such Contract constituting an instrument, a certificated security or chattel paper) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Such Loan Party will (and will cause each Originator to) timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Maintenance and Enforcement of Receivables Sale Agreements and Performance Undertakings. Each Borrower will maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement to which it is a party and the Performance Undertaking issued in its favor, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify such Receivables Sale Agreement or such Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under such Receivables Sale Agreement or such Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agents. Each Borrower will, and will require the applicable Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement to which they are parties, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to such Borrower under such Receivables Sale Agreement. Each Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agents and the Lenders as assignees of such Borrower) under the Receivables Sale Agreement to which it is a party as any of the Agents may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in such Receivables Sale Agreement.

(h) Ownership. Each Borrower will (or will cause the applicable Originator to) take all necessary action to (i) vest legal and equitable title to the Collateral purchased under the Receivables Sale Agreement to which it is a party irrevocably in such Borrower, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Secured Parties) including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect such Borrower’s interest in such Collateral and such other action to perfect, protect or more fully evidence the interest of such Borrower therein as any of the Agents may reasonably request, and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Collateral, free and clear of any Liens, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Secured Parties) security interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Secured Parties as any of the Agents may reasonably request.

(i) Lenders’ Reliance. Each of the Borrowers and the Collection Agent (collectively, the “SPEs”) acknowledges that the Agents and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon such SPE’s identity as a legal entity that is separate from each Originator. Therefore, from and after the date of execution and delivery of this Agreement, each of the SPEs shall take all reasonable steps, including, without limitation, all steps that any Agent or any Lender may from time to time reasonably request, to maintain such SPE’s identity as a separate legal entity and to make it manifest to third parties that such SPE is an entity with assets and liabilities distinct from those of each Originator and any Affiliates thereof (other than the other the SPEs) and not just a division of any Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, each of the SPEs will:

(i) maintain (or, in the case of the Borrowers, cause the Collection Agent on its behalf to maintain) books, financial records and bank accounts in a manner so that it will not be difficult or costly to segregate, ascertain and otherwise identify the assets and liabilities of such SPE;

(ii) not commingle any of its assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of any other Person except for payments that may be received in any Lock-Box prior to 30 days after the date of this Agreement and except that such SPE’s cash may be commingled with cash of the other SPEs in the Concentration Account and the New Sweep Account;

(iii) observe all appropriate limited liability company procedures and formalities;

(iv) pay its own liabilities, losses and expenses only out of its own funds;

(v) maintain separate annual and quarterly financial statements prepared in accordance with generally accepted accounting principles, consistently applied, showing its assets and liabilities separate and distinct from those of any other Person;

(vi) pay or bear the cost (or for so long as such statements are consolidated, the pro-rata cost) of the preparation of its financial statements;

(vii) not guarantee or become obligated for the debts or obligations of any other entity or person (other than the obligations of the other SPEs hereunder);

(viii) not hold out its credit as being available to satisfy the debts or obligations of any other Person;

(ix) hold itself out as an entity separate and distinct from any other Person (including its Affiliates);

(x) correct any known misunderstanding regarding its separate identity;

(xi) use separate stationery, checks (if applicable) and the like bearing its own name;

(xii) compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents;

(xiii) to the extent that such SPE and any of its Affiliates occupy any premises in the same location, allocate fairly, appropriately and nonarbitrarily any rent and overhead expenses among and between such entities with the result that each entity bears its fair share of all such rent and expenses;

(xiv) to the extent that such SPE and any of its Affiliates share the same officers, allocate fairly, appropriately and nonarbitrarily any salaries and expenses related to providing benefits to such officers between or among such entities, with the result that each such entity will bear its fair share of the salary and benefit costs associated with all such common or shared officers;

(xv) to the extent that such SPE and any of its Affiliates jointly contract or do business with vendors or service providers or share overhead expenses, allocate fairly, appropriately and nonarbitrarily any costs and expenses incurred in so doing between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses;

(xvi) to the extent such SPE contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of its Affiliates, allocate fairly, appropriately and nonarbitrarily any costs incurred in so doing to the entity for whose benefit such goods or services are provided, with the result that each such entity bears its fair share of all such costs;

(xvii) not make any loans to any Person (other than such intercompany loans between each Originator and the applicable Borrower as are contemplated by the Receivables Sale Agreement) or buy or hold any indebtedness issued by any other Person (except for cash and investment-grade securities);

(xviii) conduct its own business in its own name;

(xix) hold all of its assets in its own name except that each Borrower’s cash may be held for such Borrower’s benefit by the Collection Agent;

(xx) maintain an arm’s-length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis;

(xxi) not pledge its assets for the benefit of any other Person except as provided herein;

(xxii) not identify itself as a division or department of any other entity;

(xxiii) maintain adequate capital in light of its contemplated business operations and in no event less than the Required Capital Amount (as defined in the applicable Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained;

(xxiv) conduct transactions between such SPE and third parties in the name of such SPE and as an entity separate and independent from each of its Affiliates;

(xxv) cause representatives and agents of such SPE to hold themselves out to third parties as being representatives or agents, as the case may be, of such SPE;

(xxvi) cause transactions and agreements between such SPE, on the one hand, and any one or more of its Affiliates, on the other hand (including transactions and agreements pursuant to which the assets or property of one is used or to be used by the other), to be entered into in the names of the entities that are parties to the transaction or agreement, to be formally documented in writing and to be approved in advance by the Board (including the affirmative vote of the Independent Manager);

(xxvii) cause the pricing and other material terms of all such transactions and agreements to be established at the inception of the particular transaction or agreement on commercially reasonable terms (substantially similar to the terms that would have been established in a transaction between unrelated third parties) by written agreement (by formula or otherwise);

(xxviii) not acquire or assume the obligations or acquire the securities of its Affiliates or owners, including partners of its Affiliates, provided, however, that notwithstanding the foregoing, such SPE is authorized to engage in and consummate each of the transactions contemplated by each Transaction Document and each SPE is authorized to perform its obligations under each Transaction Document;

(xxix) maintain its Organizational Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organizational Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

(xxx) maintain its limited liability company or corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any SPE, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary; and

(xxxi) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Fulbright & Jaworski L.L.P., as counsel for the SPEs, in connection with the closing or initial Advance under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Loan Party will cause (1) all Gift Shop Receipts to be deposited daily into a Local Deposit Account, (2) all Local Deposit Accounts to be swept daily into the Concentration Account, (3) all Lock-Boxes to be related either to the Concentration Account or to a Local Deposit Account that is swept daily into the Concentration Account, (4) the available balances in the Concentration Account to be swept daily into the New Sweep Account, and (5) the New Sweep Account to be subject at all times to a Collection Account Agreement. In the event any payments relating to Transferred Assets are remitted directly to such Loan Party or any of its Affiliates, such Loan Party will remit (or will cause all such payments to be remitted) directly to the Concentration Account or the New Sweep Account within one (1) Business Day following receipt thereof and, at all times prior to such remittance, such Loan Party will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Borrowers and the Administrative Agent, on behalf of the Secured Parties. Such Loan Party will not grant the right to take dominion and control of any Lock-Box or Local Deposit Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement.

(k) Taxes. Such Loan Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Borrowers, jointly and severally, will pay when due any and all present and future stamp, documentary, and other similar taxes and governmental charges payable in connection with the Receivables, and hold each of the Indemnified Parties harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes and governmental charges.

(l) Payment to Applicable Originator. With respect to any Receivable purchased by a Borrower, such sale shall be effected under, and in strict compliance with the terms of, the applicable Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the applicable Originator in respect of the purchase price for such Receivable.

(m) Maintenance of Ownership and Perfection. Borrowers will take all necessary action to maintain the Administrative Agent’s perfected security interest in and to the Collateral, free and clear of any Liens other than Liens in favor of the Administrative Agent (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent as any Agent may reasonably request).

Section 7.2 Negative Covenants of the Loan Parties. Until the Final Payout Date, each Loan Party hereby covenants, as to itself, that:

(a) Name Change, Offices and Records. No Borrower will change its (i) state of organization, (ii) name, (iii) identity or structure (within the meaning of Article 9 of any applicable enactment of the UCC) or relocate any office where Records are kept unless it shall have: (i) given the Administrative Agent at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Administrative Agent in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), such Loan Party will not terminate or change the standing instructions providing for the daily sweep of available amounts on deposit in the Local Deposit Accounts into the Concentration Account or available amounts on deposit in the Concentration Account into the New Sweep Account. Such Loan Party will not authorize any Originator to open any new Local Deposit Account into which it intends to receive Collections unless (i) it shall have delivered not less than 10 Business Days’ notice of its intention to do so to the Administrative Agent, and (ii) simultaneously with the opening of any such account, it shall have instructed the applicable Collection Bank to sweep or otherwise transfer the available funds deposited into such Local Deposit Account each day into the Concentration Account. Such Loan Party will not, and will not authorize any Originator to, change the instructions to any Governmental Entity obligated on any Government Receivable to make payments thereon either directly to the Concentration Account or to a Lock-Box or Local Deposit Account that sweeps daily into the Concentration Account. Such Loan Party will not, and will not authorize any Originator to, authorize any Person to make payments or deposits into any Lock-Box or Collection Account other than Collections in respect to Transferred Assets except for payments in respect of Lease Receivables which are free and clear of any Lien and only for so long as such payments in respect of Lease Receivables represent less than 5% of the average monthly receipts in the Lock-Boxes and Collection Accounts as a whole; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments that are made to a Lock-Box or Local Deposit Account if such new instructions require such Obligor to make payments to another existing Lock-Box or Local Deposit Account or to the Concentration Account.

(c) Modifications to Contracts and Credit and Collection Policy. Such Loan Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that would have a material adverse effect upon the collectibility of the Eligible Receivables or upon the credit quality of any newly created Eligible Receivables. Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. No Borrower will sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Collateral, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Administrative Agent and the filing of related financing statements as provided herein), and each Borrower will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under any Borrower or any Originator.

(e) Use of Proceeds. No Borrower will use the proceeds of the Advances for any purpose other than (i) paying for Receivables and Related Security under and in accordance with the applicable Receivables Sale Agreement, including without limitation, making payments on its Subordinated Note to the extent permitted thereunder and under the applicable Receivables Sale Agreement, (ii) paying its ordinary and necessary operating expenses when and as due, and (iii) making Restricted Junior Payments to the extent permitted under this Agreement.

(f) Termination Date Determination. No Borrower will designate the Termination Date, or send any written notice to any Originator in respect thereof, without the prior written consent of the Administrative Agent, except with respect to the occurrence of a Termination Date arising pursuant to Section 5.1(d) of the applicable Receivables Sale Agreement.

(g) Restricted Junior Payments. No Borrower will make any Restricted Junior Payment if after giving effect thereto, such Borrower’s Net Worth (as defined in the applicable Receivables Sale Agreement) would be less than the Required Capital Amount (as defined in the applicable Receivables Sale Agreement).

(h) Debt. The Collection Agent will not, nor will any Borrower, incur or permit to exist any Debt or liability on account of deposits except: (i) the Obligations, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. UHS of Delaware is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. After the occurrence of an Amortization Event, the Co-Agents may at any time designate as Servicer any Person to succeed UHS of Delaware or any successor Servicer provided that the Rating Agency Condition is satisfied.

(b) Without the prior written consent of the Agents and the Required Liquidity Banks, UHS of Delaware shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person except with respect to certain Defaulted Receivables, with respect to which it may engage outside collection agencies in accordance with its customary practices. Notwithstanding the foregoing, so long as UHS of Delaware remains the Servicer hereunder: (i) UHS of Delaware shall be and remain liable to the Agents and the Lenders for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agents and the Lenders shall be entitled to deal exclusively with UHS of Delaware in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.

Section 8.2 Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement with the bank at which the New Sweep Account is maintained and shall cause the New Sweep Account to at all times remain subject to such Collection Account Agreement. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Transferred Assets, the Servicer shall promptly, and in any event within one (1) business day, remit such items to the Person identified to it as being the owner of such remittances.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Borrowers and the Lenders their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of any Agent, segregate, in a manner acceptable to the Agents, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer and the other Loan Parties prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Lenders on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agents or the Lenders under this Agreement. Notwithstanding anything to the contrary contained herein, from and after the occurrence of an Amortization Event, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e) The Servicer shall hold in trust for Borrowers and the Lenders all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Administrative Agent following the occurrence of an Amortization Event, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to the Collection Agent, for the account of the applicable Borrower(s), any cash collections or other cash proceeds received with respect to Debt not constituting Receivables or proceeds of Collateral. The Servicer shall, from time to time at the request of any Lender, furnish to the Lenders (promptly after any such request) a calculation of the amounts set aside for the Lenders pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or any Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by a Co-Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices. The Administrative Agent is authorized at any time after the occurrence of an Amortization Event or Unmatured Amortization Event to date and to deliver to the Collection Banks the Collection Notices. The Collection Agent and each of the Borrowers hereby transfer to the Administrative Agent for the benefit of the Agents and the Lenders, effective when the Administrative Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of the Collection Agent whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Collection Agent and each Borrower hereby authorize the Administrative Agent, and agree that the Administrative Agent shall be entitled (i) at any time after delivery of the Collection Notices, to endorse the applicable payee’s name on checks and other instruments representing Collections, (ii) at any time after the occurrence of an Amortization Event or Unmatured Amortization Event, to enforce the Receivables, the related Contracts and the Related Security, and (iii) at any time after the occurrence of an Amortization Event or Unmatured Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than the Collection Agent or Borrowers.

Section 8.4 Responsibilities of Borrowers and Collection Agent. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent on behalf of the Co-Agents and the Lenders of their rights hereunder shall not release the Servicer, the Collection Agent, any Originator or any Borrower from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Lenders shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of any Borrower. Moreover, the ultimate responsibility for the servicing of the Receivables shall be borne by Borrowers.

Section 8.5 Monthly Reports. The Servicer shall prepare and forward to the Agents (i) on each Monthly Reporting Date, a Monthly Report and an electronic file of the data contained therein and (ii) at such times as the Co-Agents shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 8.6 Servicing Fee. As compensation for the Servicer’s servicing activities on their behalf, Borrowers, jointly and severally, shall pay the Servicer the Servicing Fee, which fee shall be paid from Collections in arrears on each Settlement Date.

Section 8.7 Collateral Advance Account.

(a) Prior to the occurrence of the first Cash Secured Advance Commencement Date hereunder, the Servicer, for the benefit of the Liquidity Banks, shall establish and maintain or cause to be established and maintained with Wachovia an account (such account being the “Collateral Advance Account” and Wachovia in such capacity being the “Collateral Advance Account Liquidity Bank”), such account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Liquidity Banks and entitled “Wachovia Bank, National Association, as Administrative Agent —Collateral Advance Account for the UHS Receivables Corp. Credit and Security Agreement” and, in connection therewith, the Loan Parties, the Administrative Agent and the Collateral Advance Account Liquidity Bank shall enter into the Collateral Advance Account Agreement. The Collateral Advance Account shall be under the sole dominion and control of the Administrative Agent for the benefit of the Liquidity Banks which have made Cash Secured Advances, and no Borrower, nor any Person claiming by, through or under any Borrower, shall have any right, title or interest in, or any right to withdraw any amount from, the Collateral Advance Account. Except as expressly provided in this Agreement, Wachovia, in its capacity as the Collateral Advance Account Liquidity Bank, agrees that it shall have no right of set-off or banker’s lien against, and no right to otherwise deduct from, any funds held in the Collateral Advance Account for any amount owed to it by any Liquidity Bank, any Conduit, any Agent, any Borrower, the Collection Agent, Servicer, Performance Guarantor or any Originator. The tax identification number associated with the Collateral Advance Account shall be that of the Collection Agent.

(b) The Administrative Agent will comply with (A) all written instructions directing disposition of the funds in the Collateral Advance Account, (B) all notifications and entitlement orders that the Administrative Agent receives directing it to transfer or redeem any financial asset in the Collateral Advance Account, and (C) all other directions concerning the Collateral Advance Account, including, without limitation, directions to distribute to any Co-Agent Account proceeds of any such transfer or redemption or interest or dividends on property in the Collateral Advance Account (any such instruction, notification or direction referred to in clause (A), (B) or (C) above being a “Collateral Advance Account Direction”), in the case of each of clauses (A), (B) and (C) above originated by the relevant Co-Agent (except as otherwise specified in subsection (c) of this Section 8.7).

(c) Funds on deposit in the Collateral Advance Account shall, at the written direction of the Collection Agent, on behalf of Borrowers, be invested by the Administrative Agent in Eligible Investments as instructed by the Collection Agent in writing (which may be a standing instruction). All such Eligible Investments shall be held in the Collateral Advance Account by the Administrative Agent for the ratable benefit of the Liquidity Banks which have made Cash Secured Advances. Such funds shall be invested in Eligible Investments that will mature so that funds will be available in amounts sufficient for the Administrative Agent to make each distribution as and when required under the terms of this Agreement. All interest and other investment earnings (net of losses and investment expenses) received on funds on deposit in the Collateral Advance Account, to the extent such investment income is not needed to pay the relevant Investment Agents for the ratable benefit of the Term-Out Liquidity Banks under the terms of this Agreement, shall be added to the Collateral Advance Account.

(d) If, at any time after the Servicer has established the Collateral Advance Account, the institution with which the Collateral Advance Account is maintained ceases to be an Eligible Institution, (i) the Servicer, upon obtaining actual knowledge thereof, shall, within five Business Days from obtaining such knowledge (including knowledge obtained by notice to such effect by any Agent), establish a new Collateral Advance Account meeting the conditions specified above with an Eligible Institution, (ii) the Servicer shall notify the Administrative Agent of the wire transfer instructions for such new Collateral Advance Account, and (iii) the Administrative Agent will cause the transfer of any cash and/or any financial assets held in the old Collateral Advance Account to such new Collateral Advance Account. From the date such new Collateral Advance Account is established, it shall be the “Collateral Advance Account” hereunder and for all purposes hereof.

Section 8.8 Collateral Advance Account Agreement; Deposit Account Agreements. Without limiting Section 10.3, the Servicer hereby agrees that it will reimburse the Administrative Agent on demand for any payments or obligations that the Administrative Agent may incur pursuant to any indemnity provided by the Administrative Agent under the Collateral Advance Account Agreement or the Collection Account Agreement.

ARTICLE IX.

AMORTIZATION EVENTS

Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) Any Loan Party or Performance Guarantor shall fail to make any payment or deposit required to be made by it under the Transaction Documents when due and, for any such payment or deposit which is not in respect of principal, such failure continues for two (2) consecutive Business Days.

(b) Any representation, warranty, certification or statement made by Performance Guarantor or any Loan Party in any Transaction Document to which it is a party or in any other document delivered pursuant thereto shall prove to have been materially incorrect when made or deemed made; provided that the materiality threshold in the preceding clause: (i) shall not be applicable with respect to any representation or warranty that itself contains a materiality threshold, and (ii) with respect to representations and warranties by or with respect to the Originators or with respect to the Receivables, shall refer to the Originators or the Receivables in the aggregate.

(c) Any Loan Party shall fail to perform or observe any covenant contained in Section 7.2 or 8.5 when due.

(d) Any Loan Party or Performance Guarantor shall fail to perform or observe any other covenant or agreement under any Transaction Documents and such failure shall remain unremedied for 30 days after the earlier of (i) an Executive Officer of any of such Persons obtaining knowledge thereof, or (ii) written notice thereof shall have been given to any Loan Party or Performance Guarantor by any of the Agents or any Lender.

(e) Failure of any Borrower or the Collection Agent to pay any Debt (other than the Obligations) when due or the default by any Borrower or the Collection Agent in the performance of any term, provision or condition contained in any agreement under which any such Debt was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Debt to cause, such Debt to become due prior to its stated maturity; or any such Debt of any Borrower or the Collection Agent shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(f) Performance Guarantor, any Originator, the Servicer or any of their respective Subsidiaries (other than the Collection Agent and Borrowers) shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Material Debt, or Performance Guarantor, any Originator, the Servicer or any of their respective Subsidiaries (other than the Collection Agent and Borrowers) shall fail to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any of its Material Debt, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Material Debt or any other Person to accelerate, the maturity of such Material Debt; or any such Material Debt shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity.

(g) An Event of Bankruptcy shall occur with respect to Performance Guarantor, any Originator or any Loan Party.

(h) As at the end of any Calculation Period:

(i) the three-month rolling average Delinquency Ratio shall exceed 7.00%,

(ii) the three-month rolling average Pre-Default Ratio shall exceed 3.00%; or

(iii) the three-month rolling average Dilution Ratio shall exceed 10.00%.

(i) A Change of Control shall occur.

(j) (i) One or more final judgments for the payment of money in an aggregate amount of $12,300 or more shall be entered against any Borrower or the Collection Agent or (ii) one or more final judgments for the payment of money in an amount in excess of $25,000,000, individually or in the aggregate, shall be entered against Performance Guarantor or any of its Subsidiaries (other than a Borrower or the Collection Agent on claims not covered by insurance or as to which the insurance carrier has denied its responsibility), and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(k) (i) A “Termination Event” shall occur under one or more Receivables Sale Agreement(s) with respect to any Material Originator(s), or (ii) any Material Originator(s) shall for any reason cease(s) to transfer or cease(s) to have the legal capacity or ability to transfer Transferred Assets to the applicable Borrower(s) thereunder; provided, however, that such Termination Event, cessation of transfers or loss of legal capacity or ability to transfer shall not constitute an Amortization Event hereunder if (A) it arises from a Change of Control of the type described in clause (b) of the definition of “Change of Control” and (B) either (i) such Originator or group of Originators have not, individually or in the aggregate, originated more than 20% of the amount of all Eligible Receivables during the twelve months then most recently ended or (ii) the Agents have notified the Collection Agent that they have reasonably determined that removal of the Transferred Assets originated by such Material Originator(s) from the pool of Collateral hereunder will not necessitate an amendment to any of the ratios in Section 9.1(h), any of the defined terms used in Section 9.1(h) or any component of the Required Reserve or any of the defined terms used therein.

(l) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of each of the Borrowers, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Lenders shall cease to have a valid and perfected first priority security interest in the Collateral.

(m) On any Settlement Date, after giving effect to payments made under Section 1.4(b) on such date and the turnover of Collections by the Servicer on such date and the application thereof to the Obligations in accordance with this Agreement, the Aggregate Principal shall exceed the Borrowing Limit.

(n) The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

(o) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Collateral and such lien shall not have been released within fifteen (15) days, or the PBGC shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Collateral.

(p) Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan (other than pursuant to a standard termination under Section 4041(b) of ERISA) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000.

(q) Any other event (including but not limited to any material adverse finding in connection with the certification of any Originator as a provider under TRICARE, Medicare or Medicaid) which has a material adverse effect on (i) the ability of any Loan Party to perform its obligations under the Transaction Documents to which it is a party or the Performance Guarantor to perform its obligations under the Performance Undertaking, (ii) the legality, validity, or enforceability of this Agreement or any other Transaction Document, (iii) the Administrative Agent’s security interest in the Collateral generally or in any significant portion of the Collateral, or (iv) the collectibility of the Receivables generally or of any material portion of the Receivables.

(r) Except as otherwise permitted in Section 7.1(j), the New Sweep Account fails to be subject to a Collection Account Agreement at any time.

(s) During the Term Period, if any, either (a) the Leverage Ratio (as defined in the Parent Credit Agreement as in effect on the date hereof or as hereafter amended with the consent of the Co-Agents) exceeds 0.60 or (b) the Fixed Charge Coverage (as defined in the Parent Credit Agreement as in effect on the date hereof or as hereafter amended with the consent of the Co-Agents) is less than 3.75 to 1.00.

Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, or upon the direction of any of the Co-Agents or the Required Liquidity Banks shall, take any of the following actions: (i) replace the Person then acting as Servicer if the Administrative Agent has not already done so, (ii) declare the Amortization Date to have occurred, whereupon the Aggregate Commitment shall immediately terminate and the Amortization Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and Performance Guarantor; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to any Loan Party or Performance Guarantor, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party and Performance Guarantor, (iii) deliver the Collection Notices to the Collection Banks, (iv) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (v) notify Obligors of the Administrative Agent’s security interest in the Receivables and other Collateral. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agents and the Lenders otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

Section 10.1 Indemnities by the Loan Parties. Without limiting any other rights that the Administrative Agent or any Lender may have hereunder or under applicable law, (A) Borrowers, jointly and severally, hereby agree to indemnify (and pay upon demand to) each of the Agents, each of the Conduits, each of the Liquidity Banks and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees actually incurred (which attorneys may be employees of the Administrative Agent or such Lender) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Lender of an interest in the Receivables, and (B) each of the Collection Agent and the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of its activities as Collection Agent or Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed on or measured by such Indemnified Party’s net income, and franchise taxes and branch profit taxes imposed on it, by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof, and taxes imposed on or measured by such Indemnified Party’s net income, and franchise taxes and branch profit taxes imposed on it, by the jurisdiction in which such Indemnified Party’s principal executive office is located or any political subdivision thereof;

provided, however, that nothing contained in this sentence shall limit the liability of any Loan Party or limit the recourse of the Lenders to any Loan Party for amounts otherwise specifically provided to be paid by such Loan Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Borrowers, jointly and severally, shall indemnify the Agents and the Lenders for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to such Loan Party) relating to or resulting from:

(i) any representation or warranty made by any Loan Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by any Borrower, the Collection Agent, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract; or the failure of the account designated as the Concentration Account to comply with any law, rule or regulation applicable to so-called “Chain Home Office” accounts under Medicare and Medicaid regulations;

(iii) any failure of any Borrower, the Collection Agent, the Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than a defense related to the financial condition, or discharge in bankruptcy, of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds, including, without limitation, proceeds of Lease Receivables (as defined in the Receivables Sale Agreements);

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Advance, the Collateral or any other investigation, litigation or proceeding relating to any Borrower, the Collection Agent, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event;

(x) any failure of any Borrower to acquire and maintain legal and equitable title to, and ownership of any of the Collateral from the applicable Originator, free and clear of any Lien (other than as created hereunder); or any failure of any Borrower to give reasonably equivalent value to the applicable Originator under the Receivables Sale Agreement to which it is a party in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Lenders, or to transfer to the Administrative Agent for the benefit of the Secured Parties, a valid first priority perfected security interests in the Collateral, free and clear of any Lien (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, and the proceeds thereof, whether at the time of any Advance or at any subsequent time;

(xiii) any action or omission by any Loan Party which reduces or impairs the rights of the Administrative Agent or the Lenders with respect to any Collateral or the value of any Collateral;

(xiv) any attempt by any Person to void any Advance or the Administrative Agent’s security interest in the Collateral under statutory provisions or common law or equitable action; and

(xv) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Notwithstanding the foregoing, (A) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Receivables; and (B) nothing in this Section 10.1 shall require any Borrower to indemnify the Indemnified Parties for Receivables which are not collected, not paid or otherwise uncollectible on account of the insolvency, bankruptcy, credit-worthiness or financial inability to pay of the applicable Obligor.

Section 10.2 Increased Cost and Reduced Return. If after the date hereof, any Conduit or Funding Source shall be charged any fee, expense or increased cost on account of any Regulatory Change (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Co-Agent, Borrowers, jointly and severally, shall pay to such Co-Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.

Section 10.3 Other Costs and Expenses. Subject to Section 7.1(d), Borrowers, jointly and severally, shall pay to the Agents and the Conduits on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the reasonable fees and out-of-pocket expenses of legal counsel for the Agents and the Conduits (which such counsel may be employees of the Agents or the Conduits) with respect thereto and with respect to advising the Agents and the Conduits as to their respective rights and remedies under this Agreement. Borrowers, jointly and severally, shall pay to the Agents on demand any and all costs and expenses of the Agents and the Lenders, if any, including reasonable counsel fees and expenses actually incurred in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI.

THE AGENTS

Section 11.1 Authorization and Action.

(a) Each member of the VFCC Group hereby irrevocably designates and appoints Wachovia Bank, National Association as VFCC Agent hereunder and under the other Transaction Documents to which the VFCC Agent is a party and authorizes the VFCC Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the VFCC Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each member of the TPF Group hereby irrevocably designates and appoints SunTrust as TPF Agent hereunder and under the other Transaction Documents to which the TPF Agent is a party, and authorizes the TPF Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the TPF Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each of the Lenders and the Co-Agents hereby irrevocably designates and appoints Wachovia Bank, National Association as Administrative Agent hereunder and under the Transaction Documents to which the Administrative Agent is a party, and each Lender and Co-Agent that becomes a party to this Agreement hereafter ratifies such designation and appointment and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Agents shall have any duties or responsibilities, except those expressly set forth in the Transaction Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Agent shall be read into any Transaction Document or otherwise exist against such Agent.

(b) The provisions of this Article XI are solely for the benefit of the Agents and the Lenders, and none of the Loan Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which any of the Agents or Lenders may have to any of the Loan Parties under the other provisions of this Agreement.

(c) In performing its functions and duties hereunder, (i) the VFCC Agent shall act solely as the agent of the members of the VFCC Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Loan Parties or any of their respective successors and assigns, (ii) the TPF Agent shall act solely as the agent of the members of the TPF Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Loan Parties or any of their respective successors and assigns, (iii) the agent for the member of any Conduit Group that becomes a party hereto after the date hereof shall act solely as the agent of the members of such Conduit Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Loan Parties or their respective successors or assigns, and (iv) the Administrative Agent shall act solely as the agent of the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Loan Parties or any of their respective successors and assigns.

Section 11.2 Delegation of Duties. Each of the Agents may execute any of its duties under the Liquidity Agreement and each Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. None of the Agents nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders or other Agents for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Loan Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. None of the Agents shall be under any obligation to any other Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Loan Parties. None of the Agents shall be deemed to have knowledge of any Amortization Event or Unmatured Amortization Event unless such Agent has received notice from a Loan Party, another Agent or a Lender.

Section 11.4 Reliance by Agents.

(a) Each of the Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrowers), independent accountants and other experts selected by such Agent. Each of the Agents shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of such of the Lenders or Liquidity Banks in its Conduit Group as it deems appropriate and it shall first be indemnified to its satisfaction by the Liquidity Banks in its Conduit Group against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action, provided that unless and until an Agent shall have received such advice, such Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Lenders.

(b) The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Co-Agents or the Required Liquidity Banks or all of the Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(c) Any action taken by any of the Agents in accordance with Section 11.4 shall be binding upon all of the Agents and the Lenders.

Section 11.5 Non-Reliance on Other Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including, without limitation, any Review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by such Agent. Each Lender represents and warrants to each Agent that it has and will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Borrower and made its own decision to enter into the Liquidity Agreement, the Transaction Documents and all other documents related thereto.

Section 11.6 Reimbursement and Indemnification. Each Liquidity Banks agree to reimburse and indemnify (a) its applicable Co-Agent, (b) the Administrative Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares of their Conduit Group’s Percentage of the Obligations, to the extent not paid or reimbursed by the Loan Parties (i) for any amounts for which such Agent, acting in its capacity as Agent, is entitled to reimbursement by the Loan Parties hereunder and (ii) for any other expenses incurred by such Agent, in its capacity as Agent and acting on behalf of the Lenders, in connection with the administration and enforcement of the Liquidity Agreements and the Transaction Documents.

Section 11.7 Agents in their Individual Capacities. Each of the Agents and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower or any Affiliate of a Borrower as though such Agent were not an Agent hereunder. With respect to the making of Loans pursuant to this Agreement, each of the Agents shall have the same rights and powers under the Liquidity Agreements and the Transaction Documents in its individual capacity as any Lender and may exercise the same as though it were not an Agent, and the terms “Liquidity Bank,” “Lender,” “Liquidity Banks” and “Lenders” shall include each of the Agents in its individual capacity.

Section 11.8 Conflict Waivers. Each Co-Agent acts, or may in the future act: (i) as administrative agent for such Co-Agent’s Conduit, (ii) as issuing and paying agent for such Conduit’s Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for such Conduit’s Commercial Paper and (iv) to provide other services from time to time for such Conduit (collectively, the “Co-Agent Roles”). Without limiting the generality of Sections 11.1 and 11.8, each of the other Agents and the Lenders hereby acknowledges and consents to any and all Co-Agent Roles and agrees that in connection with any Co-Agent Role, a Co-Agent may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for its Conduit, the giving of notice to the Liquidity Banks in its Conduit Group of a mandatory purchase pursuant to the Liquidity Agreement for such Conduit Group, and hereby acknowledges that neither the applicable Co-Agent nor any of its Affiliates has any fiduciary duties hereunder to any Lender (other than its Conduit) arising out of any Co-Agent Roles.

Section 11.9 UCC Filings. Each of the Secured Parties hereby expressly recognizes and agrees that the Administrative Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made under the Transaction Documents in order to perfect their respective interests in the Collateral, that such listing shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Secured Parties and that such listing will not affect in any way the status of the Secured Parties as the true parties in interest with respect to the Collateral. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article XI.

Section 11.10 Successor Administrative Agent. The Administrative Agent, upon five (5) days’ notice to the Loan Parties, the other Agents and the Lenders, may voluntarily resign and may be removed at any time, with or without cause, by the Required Liquidity Lenders; provided, however, that Wachovia shall not voluntarily resign as the Administrative Agent so long as any of the Liquidity Commitments remain in effect or VFCC has any outstanding Loans. If the Administrative Agent (other than Wachovia) shall voluntarily resign or be removed as Agent under this Agreement, then the Required Liquidity Lenders during such five-day period shall appoint, with the consent of the Collection Agent, on behalf of Borrowers, from among the remaining Liquidity Banks, a successor Administrative Agent, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. Upon resignation or replacement of any Agent in accordance with this Section 11.10, the retiring Administrative Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Liquidity Agreements and the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) Each of the Agents, the Loan Parties and the Liquidity Banks hereby agrees and consents to the complete or partial assignment by each Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Banks in its Conduit Group pursuant to its Liquidity Agreement.

(b) Any Liquidity Bank may at any time and from time to time assign to one or more Eligible Assignees (each, a “Purchasing Liquidity Bank”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement substantially in the form set forth in Exhibit V hereto (an “Assignment Agreement”) executed by such Purchasing Liquidity Bank and such selling Liquidity Bank; provided, however, that any assignment of a Liquidity Bank’s rights and obligations hereunder shall include a pro rata assignment of its rights and obligations under the applicable Liquidity Agreement. The consent of the applicable Conduit shall be required prior to the effectiveness of any such assignment by a Liquidity Bank in such Conduit’s Group. Each assignee of a Liquidity Bank must (i) be an Eligible Assignee and (ii) agree to deliver to the applicable Co-Agent, promptly following any request therefor by the applicable Co-Agent or the applicable Conduit, an enforceability opinion in form and substance satisfactory to such Co-Agent and such Conduit. Upon delivery of an executed Assignment Agreement to the applicable Co-Agent, such selling Liquidity Bank shall be released from its obligations hereunder and under the Liquidity Agreement to the extent of such assignment. Thereafter the Purchasing Liquidity Bank shall for all purposes be a Liquidity Bank party to this Agreement and the applicable Liquidity Agreement and shall have all the rights and obligations of a Liquidity Bank hereunder and thereunder to the same extent as if it were an original party hereto and thereto and no further consent or action by any Loan Party, the Lenders or the Agents shall be required.

(c) Each of the Liquidity Banks agrees that in the event that it shall suffer a Downgrading Event, such Downgraded Liquidity Bank shall be obliged, at the request of the applicable Conduit, Co-Agent or the Collection Agent, on behalf of Borrowers, to (i) collateralize its Commitment and its Liquidity Commitment in a manner acceptable to the applicable Co-Agent, or (ii) assign all of its rights and obligations hereunder and under the Liquidity Agreement to an Eligible Assignee nominated by the applicable Co-Agent or a Loan Party and acceptable to the applicable Conduit and willing to participate in this Agreement and the Liquidity Agreement through the Liquidity Termination Date in the place of such Downgraded Liquidity Bank; provided that the Downgraded Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Liquidity Bank’s Pro Rata Share of such Liquidity Bank’s Conduit Group’s Percentage of the Obligations owing to the Liquidity Banks of such Conduit Group; provided further that if either conditions set forth above in clause (i) or (ii) is not met with respect in such Downgraded Liquidity Bank, the Liquidity Termination Date shall not occur if (x) the Conduit Groups that do not have a Downgraded Liquidity Bank as a member elect to increase their Conduit Allocation Limit and the related Liquidity Commitments in such amounts that total the then existing Aggregate Commitment, (y) the Aggregate Commitment is reduced by an amount equal to the commitments of the Liquidity Banks in such Downgraded Liquidity Bank’s Conduit Group, or (z) another Conduit Group agrees to replace such Downgraded Liquidity Bank’s Conduit Group on the terms and conditions set forth herein (except for any amendments or modifications as are acceptable to the remaining Conduit Groups, in their sole discretion), in each case, prior to the end of the thirty day period set forth in the definition of “Liquidity Termination Date” and with the consent of the remaining Conduit Groups (which consent shall be in such Conduit Group’s sole discretion).

(d) No Loan Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Agents and each of the Lenders and without satisfying the Rating Agency Condition, if applicable.

Section 12.2 Participations. Any Liquidity Bank may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its Pro Rata Share of its Conduit Group’s Percentage of Aggregate Commitment, its Loans, its Liquidity Commitment or any other interest of such Liquidity Bank hereunder or under the Liquidity Agreement. Notwithstanding any such sale by a Liquidity Bank of a participating interest to a Participant, such Liquidity Bank’s rights and obligations under this Agreement and such Liquidity Agreement shall remain unchanged, such Liquidity Bank shall remain solely responsible for the performance of its obligations hereunder and under the Liquidity Agreement, and the Loan Parties, the Conduits and the Agents shall continue to deal solely and directly with such Liquidity Bank in connection with such Liquidity Bank’s rights and obligations under this Agreement and the applicable Liquidity Agreement. Each Liquidity Bank agrees that any agreement between such Liquidity Bank and any such Participant in respect of such participating interest shall not restrict such Liquidity Bank’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

ARTICLE XIII.

SECURITY INTEREST

Section 13.1 Grant of Security Interest. To secure the due and punctual payment of the Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, in each case pro rata according to the respective amounts thereof, (a) each Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of such Borrower’s right, title and interest, whether now owned and existing or hereafter arising in and to all of the Private Receivables, the Gift Shop Receipts, the Government Receivables and the Participation Interests therein, the Related Security, the Collections and all proceeds of the foregoing, and (b) the Collection Agent hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of the Collection Agent’s right, title and interest, whether now owned and existing or hereafter arising in and to the New Sweep Account and all funds from time to time deposited therein (all of the property described in the foregoing clauses (a) and (b), collectively, the “Collateral”).

Section 13.2 Termination after Final Payout Date. Each of the Secured Parties hereby authorizes the Administrative Agent, and the Administrative Agent hereby agrees, promptly after the Final Payout Date to execute and deliver to the Collection Agent such UCC termination statements as may be necessary to terminate the Administrative Agent’s security interest in and Lien upon the Collateral, all at Borrowers’ expense. Upon the Final Payout Date, all right, title and interest of the Administrative Agent and the other Secured Parties in and to the Collateral shall terminate.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Waivers and Amendments.

(a) No failure or delay on the part of any Agent or any Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). The Conduits, Borrowers and the Administrative Agent, at the direction of the Required Liquidity Banks, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Lender, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by any Loan Party, (B) reduce the rate or extend the time of payment of Interest or any CP Costs (or any component of Interest or CP Costs), (C) reduce any fee payable to any Agent for the benefit of the Lenders, (D) except pursuant to Article XII hereof, change the amount of the principal of any Lender, any Liquidity Bank’s Pro Rata Share or any Liquidity Bank’s Commitment, (E) amend, modify or waive any provision of the definition of Required Liquidity Banks or this Section 14.1(b), (F) consent to or permit the assignment or transfer by any Borrower or the Collection Agent of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Reserve,” “Dilution Reserve,” “Yield Reserve,” “Servicing Reserve,” “Servicing Fee Rate,” “Required Reserve” or “Required Reserve Factor Floor” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of any affected Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent,

and any material amendment, waiver or other modification of this Agreement shall require satisfaction of the Rating Agency Condition, to the extent the Rating Agency Condition is required of any Conduit. Without limiting the generality of the foregoing, no waiver of any representation in Section 2.1(j) (v) or (w) of any Receivables Sale Agreement, or Section 5.1(j), (v) or (x) of this Agreement may be granted without satisfaction of the Rating Agency Condition, each of which representations shall survive termination of this Agreement and payment in full of the Obligations. Notwithstanding the foregoing, (i) without the consent of the Liquidity Banks, but with the consent of Borrowers, the applicable Co-Agent may direct the Administrative Agent to amend this Agreement solely to add additional Persons as Liquidity Banks hereunder and (ii) the Agents, the Required Liquidity Banks and the Conduits may enter into amendments to modify any of the terms or provisions of Article XI, Article XII or Section 14.13 without the consent of any Borrower, provided that such amendment has no negative impact upon any Borrower. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Lenders equally and shall be binding upon all parties to this Agreement.

Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. The Collection Agent, on behalf of Borrowers, hereby authorizes the Co-Agents to effect Advances and Interest Period and Interest Rate selections based on telephonic notices made by any Person whom the applicable Co-Agent in good faith believes to be acting on behalf of the Collection Agent. The Collection Agent, on behalf of Borrowers, agrees to deliver promptly to the applicable Co-Agent a written confirmation of each telephonic notice signed by an authorized officer of the Collection Agent; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the applicable Co-Agent, the records of the applicable Co-Agent shall govern absent manifest error.

Section 14.3 Ratable Payments. If (a) any Lender, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Lender (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Lender in such Lender’s Conduit Group entitled to receive a ratable share of such Obligations, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations held by the other Lenders in such Lender’s Conduit Group so that after such purchase each Lender in such Conduit Group will hold its Pro Rata Share of such Obligations and (b) any Conduit Group, whether by set off or otherwise, has payment made to such Conduit Group (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by the other Conduit Group entitled to receive a ratable share of such Obligations, the Lenders in such Conduit Group agree, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations held by the other Conduit Group so that after such purchase each Lender in such Conduit Group, taken together, will hold its Conduit Group’s Percentage of such Obligations; provided that in the case of the preceding clauses (a) and (b), if all or any portion of such excess amount is thereafter recovered from such Lender or Conduit Group, as applicable, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Administrative Agent’s Security Interest.

(a) Each of the Loan Parties agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that any of the Agents may request, to perfect, protect or more fully evidence the Administrative Agent’s security interest in the Collateral, or to enable the Agents or the Lenders to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct any Borrower or the Servicer to, notify the Obligors of Receivables, at Borrowers’ joint and several expense, of the security interests of the Lenders under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Such Borrower or the Servicer (as applicable) shall, at any Lender’s request, withhold the identity of such Lender in any such notification.

(b) If any Loan Party fails to perform any of its obligations hereunder, the Administrative Agent or any Lender may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s or such Lender’s costs and expenses incurred in connection therewith shall be payable by Borrowers, jointly and severally, as provided in Section 10.3. Each Loan Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Loan Party (i) to execute (if required) on behalf of each Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Administrative Agent, on behalf of the Lenders, in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, for the benefit of the Secured Parties. This appointment is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality of Borrowers’ Information. Each of the Agents and the Lenders agrees to keep information obtained by it pursuant to the Transaction Documents confidential in accordance with such Agent’s or Lender’s customary practices and in accordance with applicable law and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature thereof

(“Related Persons”) solely for the purposes of evaluating, administering and enforcing the transactions contemplated by the Transaction Documents and making any necessary business judgments with respect thereto, (b) to the extent such information presently is or hereafter becomes available to such Agent or Lender on a non-confidential basis from a Person not an Affiliate of such Agent or Lender not known to such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the applicable Loan Party unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission to whose jurisdiction such Agent or Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants, prospective assignees or participants, or Related Persons of the foregoing, in each case who agree to be bound by the provisions of this Section 14.5, (f) to the extent required in connection with any litigation between any Loan Party and any Lender with respect to the Loans or any Transaction Document, (g) to any dealer or placement agent for such party’s Commercial Paper Notes, who (i) in the good faith belief of such party, has a need to know such confidential information, (ii) is informed by such party of the confidential nature of such information and the terms of this Section 14.5 and (iii) has agreed in writing to be bound by the provisions of this Section 14.5, (h) to any Liquidity Bank (whether or not on the date of disclosure, such Liquidity Bank continues to be an Eligible Assignee), or to any other actual or potential permitted assignee or Participant permitted under Article XII who has agreed to be bound by the provisions of this Section 14.5, (i) Related Persons with respect to the foregoing, (j) to any rating agency that maintains a rating for such party’s Commercial Paper Notes or is considering the issuance of such a rating, for the purposes of reviewing the credit of any Lender in connection with such rating, (k) to any other party to this Agreement (and any independent attorneys and auditors of such party), for the purposes contemplated hereby, (l) to any entity that provides a surety bond or other credit enhancement to either Conduit solely for the purpose of providing such surety bond or other credit enhancement and not for any other purpose, (m) in connection with the enforcement of this Agreement or any other Transaction Document to the extent required to exercise rights against the Collateral, (n) Related Persons with respect to the foregoing, or (o) with the applicable Loan Party’s prior written consent. In addition, each of the Lenders and the Agents may disclose on a “no name” basis to any actual or potential investor in Commercial Paper Notes information regarding the nature of this Agreement, the basic terms hereof (including without limitation the amount and nature of the Aggregate Commitment and the Advances), the nature, amount and status of the Receivables, and the current and/or historical ratios of losses to liquidations and/or outstandings with respect to the Receivables. This Section 14.5 shall survive termination of this Agreement.

Section 14.6 Confidentiality of Program Information.

(a) Confidential Information. Each party hereto acknowledges that the Conduits and the Agents regard the structure of the transactions contemplated by this Agreement to be proprietary, and each such party agrees that:

(i) it will not disclose without the prior consent of each Conduit or each Agent (other than to the directors, employees, auditors, counsel or affiliates (collectively, “representatives”) of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 14.6): (A) any information regarding the pricing in, or copies of, the Liquidity Agreements or the Fee Letters, or (B) any information which is furnished by either Conduit or any Agent to such party and which is designated by such Conduit or such Agent to such party in writing or otherwise as confidential or not otherwise available to the general public (the information referred to in clauses (A) and (B) is collectively referred to as the “Program Information”); provided, however, that such party may disclose any such Program Information (1) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, including, without limitation, the SEC, (2) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, (3) subject to subsection (c) below, in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information, or (4) in financial statements as required by GAAP;

(ii) it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by the Transaction Documents and making any necessary business judgments with respect thereto; and

(iii) it will, upon demand, return (and cause each of its representatives to return) to the applicable Co-Agent, all documents or other written material received from either Conduit in connection with (a)(i)(B) above and all copies thereof made by such party which contain the Program Information.

(b) Availability of Confidential Information. This Section 14.6 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than the Administrative Agent or were known to such party on a nonconfidential basis prior to its disclosure by the Administrative Agent.

(c) Legal Compulsion to Disclose. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party will provide the Administrative Agent with prompt written notice so that the Administrative Agent may seek a protective order or other appropriate remedy and/or, if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion. In the event that such protective order or other remedy is not obtained, or the Administrative Agent agrees that such Program Information may be disclosed, such party will furnish only that portion of the Program Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information.

(d) Survival. This Section 14.6 shall survive termination of this Agreement.

Section 14.7 Bankruptcy Petition. Each of the parties hereto hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any Conduit, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. This Section 14.7 shall survive termination of this Agreement.

Section 14.8 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any Conduit, any Agent or any Liquidity Bank, no claim may be made by any Loan Party or any other Person against any Conduit, the Agents or any Liquidity Bank or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Loan Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Notwithstanding anything in this Agreement to the contrary, no Conduit shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to it after paying or making provision for the payment in full of its Commercial Paper. All payment obligations of each Conduit hereunder are contingent on the availability to such Conduit of funds in excess of the amounts necessary to pay in full when due its Commercial Paper; and each of the other parties hereto agrees that it will not have a claim, as defined under Section 101(5) of the Bankruptcy Code, if and to the extent that any such payment obligation owed to it by such Conduit exceeds the amount available to such Conduit to pay such amount after paying or making provision for the payment in full of its Commercial Paper; provided however, that if any Conduit is unable to fund its full portion of any Advance, such Conduit’s Liquidity Banks shall fund that portion of the applicable Advance. The provisions of this Section 14.8 will survive termination of this Agreement and payment in full of such Conduit’s Commercial Paper.

Section 14.9 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF BORROWER OR THE SECURITY INTEREST OF THE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 14.10 CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR

PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH LOAN PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 14.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY LOAN PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.12 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Loan Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.13 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.14 Business Associate Agreement; Health Care Data Privacy and Security Requirements.

(a) Definitions. “HIPAA” means the Health Insurance Portability and Accountability Act of 1996. The terms “EDI Rule,” “Privacy Regulations” and “Security Regulations” refer to all of the rules and regulations in effect from time to time issued pursuant to HIPAA and applicable to (respectively) the electronic data interchange, privacy and security of Individually Identifiable Health Information (found at Title 45, Code of Federal Regulations (CFR) Parts 160, 162, and 164). “Business Associate” refers to each of the Agents, Borrowers, the Collection Agent and any successor Servicer to UHS of Delaware appointed by the Agents pursuant to this Agreement, severally and not jointly. All other terms used, but not otherwise defined in this Section, shall have the same meaning as those terms defined in the Title 45 of the Code of Federal Regulations applicable to HIPAA or any successor statute.

(b) Privacy. In accordance with the purposes of this Agreement, the Loan Parties will disclose to each Business Associate, and each Business Associate will use, disclose, and/or create Protected Health Information (hereinafter called “PHI”) only on behalf of UHS of Delaware and its Affiliates for the specific purposes set forth in this Agreement. Each Business Associate agrees not to use or further disclose any PHI or Individually Identifiable Health Information received from UHS of Delaware or another Loan Party or created by any Business Associate other than as permitted by this Agreement or as required by applicable law or regulations, including the Privacy Regulations and the Security Regulations. Each Business Associate will only use or disclose the Minimum Necessary PHI to accomplish the intended purpose of its uses or disclosures. Each Business Associate will implement appropriate safeguards to prevent the use or disclosure of an Individual’s PHI other than as provided for by this Agreement or in accordance with law and shall document its safeguards. Each Business Associate will provide access to an Individual’s PHI upon the reasonable request of UHS of Delaware, will make any amendments to an Individual’s PHI as directed by UHS of Delaware, and will maintain a record of disclosures of PHI as required for UHS of Delaware to make an accounting to the Individual as required by the Privacy Regulations. Each Business Associate will promptly report to UHS of Delaware any use or disclosure of an Individual’s PHI not provided for by this Agreement or any security incident (as that term is defined in the Security Regulations) of which such Business Associate becomes aware. In the event any Business Associate contracts with any sub-contractors or agents and provides them with an Individual’s PHI, such Business Associate shall include provisions in its agreements whereby the subcontractor or agent agrees to the same privacy and security requirements and restrictions and conditions that apply to such Business Associate with respect to the Individual’s PHI. Each Business Associate will, upon reasonable notice, make its internal practices, books, and records relating to the use and disclosure of an Individual’s PHI available to the Secretary of Health and Human Services and to UHS of Delaware to the extent required for determining compliance with this Section, the Privacy Regulations, and the Security Regulations. Notwithstanding the foregoing, no legal privilege shall be deemed waived by any Business Associate or UHS of Delaware by virtue of this clause (b) of this Section. UHS of Delaware and the other Loan Parties may terminate this Agreement or cease to provide PHI to any Business Associate, in either case, without penalty or recourse, if it determines that any Business Associate has violated a material term of this Section or applicable law that is not cured within thirty (30) calendar days after delivery of the notice of violation to all of the Business Associates or, in lieu of termination,

UHS of Delaware, in its sole discretion, may report the breach to the Secretary. Upon such termination or cessation or upon termination of this Agreement for any reason, each Business Associate and its sub-contractors or agents agree to return or to destroy all PHI and retain no copies (and to certify to such actions) unless otherwise agreed by UHS of Delaware or such return or disclosure is not reasonably feasible (in which case, at no additional cost to UHS of Delaware, each Business Associate will extend the protections of this Section to the PHI that such Business Associate maintains and limit any further uses and disclosures of the PHI to the purposes that make the return or destruction of the PHI not feasible).

(c) Security. Each Business Associate shall adopt, implement and maintain throughout the term of this Agreement security policies, procedures, and practices, administrative, physical and technical safeguards, and security mechanisms that reasonably and adequately protect the confidentiality, integrity, and availability of the PHI that it creates, receives, maintains, or transmits on behalf of UHS of Delaware or another Loan Party (“Business Associate Safeguards”), and each Business Associate shall require its subcontractors or agents to adopt Business Associate Safeguards that are equally appropriate and adequate. UHS of Delaware and the other Loan Parties may terminate this Agreement or cease to provide PHI to any Business Associate, at any time, without penalty, if UHS of Delaware determines, in its sole discretion, that the Business Associate Safeguards are unsatisfactory.

(d) EDI. If any Business Associate conducts all or any portion of its business or pays any claim in a transaction covered by the Electronic Data Interchange (“EDI”) Rule on behalf of UHS of Delaware or another Loan Party, then Business Associate covenants and warrants that it shall and shall require its agents and/or subcontractors to comply with the requirements of the EDI Rule that are applicable to UHS of Delaware or such other Loan Party.

(e) Benefit. This Section is not intended to create any right in or obligations to any Person that is not a party to this Agreement, including Individuals.

(f) Mitigation. In addition to any rights of indemnification contained in this Agreement, each Business Associate will take commercially reasonable steps to mitigate any harm caused by its breach of this Section and/or reimburse UHS of Delaware for the cost of commercially reasonable mitigation based upon, arising out of or attributable to the acts or omissions of such Business Associate, its employees, officers, directors, agents, or subcontractors for uses or disclosures in violation of this Section.

(g) Amendment. Each of the Business Associates and UHS of Delaware agree to amend this Section in such manner as is reasonably necessary to comply with any amendment of (i) HIPAA or other applicable law, (ii) the Privacy Regulations, the Security Regulations, or other applicable regulations, or (iii) any applicable court decision or binding governmental policy. If the parties are unable to agree on an amendment within 30 days of notice from UHS of Delaware to each Business Associate of the requirement to amend this Section, UHS of Delaware and the other Loan Parties may, at the option of UHS of Delaware, terminate this Agreement or cease to provide PHI to any Business Associate with whom UHS of Delaware has been unable so to agree, upon written notice to the Business Associates.

(h) Survival. This Section and the confidentiality, privacy, security, and other requirements established herein shall survive termination of this Agreement.

(i) Interpretation. Any ambiguity in this Section shall be resolved in favor of a meaning that permits UHS of Delaware and the other Loan Parties to comply with the Privacy Regulations, the Security Regulations and the EDI Rule.

(j) Several Liability of Business Associates. No Business Associate shall have any liability to UHS of Delaware or any third party of any kind or nature, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability), or otherwise, arising from the failure of any other Business Associate to fulfill its obligations under this Section.

<Signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

AIKEN REGIONAL RECEIVABLES, L.L.C.,

AUBURN REGIONAL RECEIVABLES, L.L.C.,

CENTRAL MONTGOMERY RECEIVABLES, L.L.C.,

DISTRICT HOSPITAL PARTNERS RECEIVABLES, L.L.C.,

FORT DUNCAN MEDICAL RECEIVABLES, L.L.C.,

LANCASTER HOSPITAL RECEIVABLES, L.L.C.,

LAREDO REGIONAL RECEIVABLES, L.L.C.,

MANATEE MEMORIAL RECEIVABLES, L.L.C.,

MCALLEN HOSPITALS RECEIVABLES, L.L.C.,

NORTHWEST TEXAS HEALTHCARE RECEIVABLES, L.L.C.,

SPARKS FAMILY HOSPITAL RECEIVABLES, L.L.C.,

SUMMERLIN HOSPITAL RECEIVABLES, L.L.C.,

UHS OF OKLAHOMA RECEIVABLES, L.L.C.,

UHS-CORONA RECEIVABLES, L.L.C.,

RANCHO SPRINGS RECEIVABLES, L.L.C.,

VALLEY HEALTH SYSTEM RECEIVABLES, L.L.C. AND

WELLINGTON REGIONAL RECEIVABLES, L.L.C, AS BORROWERS

By:	/s/ Cheryl K. Ramagano
Name:	Cheryl K. Ramagano
Title:	Treasurer

Address:	367 S. Gulph Road King of Prussia, PA 19406-0958 Attention: Cheryl Ramagano Phone: (610) 768-3402 Fax: (610) 382-4407

UHS RECEIVABLES CORP., AS COLLECTION AGENT

By:	/s/ Steve Filton
Name:	Steve Filton
Title:	Vice President

Address:	367 S. Gulph Road King of Prussia, PA 19406-0958 Attention: Cheryl Ramagano Phone: (610) 768-3402 Fax: (610) 382-4407

[Signature Page to Credit and Security Agreement]

UHS OF DELAWARE, INC., AS SERVICER

By:	/s/ Cheryl K. Ramagano
Name:	Cheryl K. Ramagano
Title:	Treasurer

Address:	367 S. Gulph Road King of Prussia, PA 19406-0958 Attention: Cheryl Ramagano Phone: (610)768-3402 Fax: (610) 382-4407

UNIVERSAL HEALTH SERVICES, INC., AS PERFORMANCE GUARANTOR

By:	/s/ Steve Filton
Name:	Steve Filton
Title:	Vice President/CFO

Address:	367 S. Gulph Road King of Prussia, PA 19406-0958 Attention: Cheryl Ramagano Phone: (610) 768-3402 Fax: (610) 382-4407

[Signature Page to Credit and Security Agreement]

VARIABLE FUNDING CAPITAL COMPANY LLC
BY:	WACHOVIA MARKETS LLC, ITS ATTORNEY-IN-ACT

By:	/s/ Douglas R. Wilson, Sr.
Name:
Title:

Address:	c/o Wachovia Bank, National Bank 301 S, College St. FLRTW16NC0171 Charlotte, NC 28288 Attn: Douglas R. Wilson, Sr. Phone: (704) 374-2520 Fax: (704)383-9579

WACHOVIA BANK, NATIONAL ASSOCIATION, AS VFCC AGENT, A LIQUIDITY BANK AND AS ADMINISTRATIVE AGENT

By:
Name:
Title:

Address:	171 17th Street, N.W., 4th Floor Mail-stop GA4524 Atlanta, Georgia 30363 Attention: Elizabeth Wagner Phone: (404) 214-5456 Fax: (404) 214-5481

[Signature Page to Credit and Security Agreement]

VARIABLE FUNDING CAPITAL COMPANY LLC

BY: WACHOVIA CAPITAL MARKETS, LLC, ITS ATTORNEY-IN-FACT

By:
Name:
Title:

Address:	c/o Wachovia Bank, National Bank 301 S. College St. FLR TW 16 NC0171 Charlotte, NC 28288 Attn: Douglas R. Wilson, Sr. Phone: (704) 374-2520 Fax: (704) 383-9579

WACHOVIA BANK, NATIONAL ASSOCIATION, AS VFCC AGENT, A LIQUIDITY BANK AND AS ADMINISTRATIVE AGENT

By:	/s/ Elizabeth R. Wagner
Name:	Elizabeth R. Wagner
Title:	Managing Director

Address:	171 17th Street, N.W., 4th Floor Mail-stop GA4524 Atlanta, Georgia 30363 Attention: Elizabeth Wagner Phone: (404) 214-5456 Fax: (404) 214-5481

[Signature Page to Credit and Security Agreement]

THREE PILLARS FUNDING LLC

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

Address:	c/o AMACAR Group, L.L.C. 6525 Morrison Boulevard Suite 319 Charlotte, North Carolina 28211 Attention: Doris J. Hearn Phone: (704) 365-0569 Fax: (704) 365-1362

UHS Receivables Corp. - Credit and Security Agreement

SUNTRUST ROBINSON HUMPHREY, INC., AS TPF AGENT

By:	/s/ Michael G. Maza
Name:	Michael G. Maza
Title:	Managing Director

Address:	26th Floor, MC3950 303 Peachtree Street Atlanta, Georgia 30308 Attention: Kecia Hanson Phone: (404) 813-5207 Fax: (404) 813-5000 E-Mail: TPFC.AssetManagement@SunTrust.com

UHS Receivables Corp. - Credit and Security Agreement

SUNTRUST BANK, AS A LIQUIDITY BANK

By:	/s/ William D. Priester
Name:	William D. Priester
Title:	Managing Director

Address:	CIB Healthcare P.O. Box 305110 201 4th Avenue North Nashville TN 37230-5110 Attention: Bill Priester Telephone: (615) 748-5969 Facsimile: (615) 748-5269 Email: bill.priester@suntrust.com

UHS Receivables Corp. - Credit and Security Agreement

EXHIBIT I

DEFINITIONS

As used in this Agreement, (a) capitalized terms used and not otherwise defined in this Agreement (whether or note included in the list below) shall have the meanings attributed thereto in the Receivables Sale Agreements, and (b) the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if (a) the controlling Person owns 10-50% of any class of voting securities of the controlled Person only if it also possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise, or (b) if the controlling Person owns more than 50% of any class of voting securities of the controlled Person.

“Agents” has the meaning set forth in the preamble to this Agreement.

“Aggregate Commitment” means, on any date of determination, the aggregate amount of the Liquidity Banks’ Commitments to make Loans hereunder. As of the date hereof, the Aggregate Commitment is $200,000,000.

“Aggregate Principal” means, on any date of determination, the aggregate outstanding principal amount of all Advances outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Agreement” means this Credit and Security Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Alternate Base Rate Loan” means a Loan which bears interest at the Alternate Base Rate or the Default Rate.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 (other than Section 6.2(d)(ii)(B)) are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any Loan Party, (iii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, and (iv) the date which is 10 Business Days after the Administrative Agent’s receipt of written notice from the Collection Agent, on behalf of Borrowers, that Borrowers wish to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Applicable Percentage” means, on any date of determination, the applicable “Euro-Currency Margin” for “Euro-Dollar Loans” (as each of the foregoing terms is defined in the Parent Credit Agreement).

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Authorized Officer” means, with respect to any Person, its president, company controller, treasurer or chief financial officer.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. § 101 et seq.) and any successor statute thereto.

“Borrower(s)” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means, on any date of determination, the Net Pool Balance as of the last day of the period covered by the most recent Monthly Report, minus the Required Reserve as of the last day of the period covered by the most recent Monthly Report, and minus Deemed Collections that have occurred since the most recent Cut-Off Date to the extent that such Deemed Collections exceed the Dilution Reserve.

“Borrowing Date” means a Business Day on which an Advance is made hereunder.

“Borrowing Limit” has the meaning set forth in Section 1.1(a)(i).

“Borrowing Notice” has the meaning set forth in Section 1.2.

“Broken Funding Costs” means for any CP Rate Loan or LIBO Rate Loan which: (a) in the case of a CP Rate Loan, has its principal reduced without compliance by Borrowers (or the Collection Agent on their behalf) with the notice requirements hereunder, (b) in the case of a CP Rate Loan or a LIBO Rate Loan, does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice, (c) in the case of a CP Rate Loan, is assigned under the Liquidity Agreement, or (d) in the case of a LIBO Rate Loan, is terminated or reduced prior to the last day of its Interest Period, an amount equal to the excess, if any, of (i) the

CP Costs or Interest (as applicable) that would have accrued during the remainder of the Interest Periods or the tranche periods for Commercial Paper determined by the Administrative Agent to relate to such Loan (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (b) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the principal of such Loan if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (ii) the sum of (x) to the extent all or a portion of such principal is allocated to another Loan, the amount of CP Costs or Interest actually accrued during the remainder of such period on such principal for the new Loan, and (y) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Lender or Lenders agree to pay to the Collection Agent, for the benefit of Borrowers, the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Associate” has the meaning set forth in Section 14.14.

“Business Associate Safeguards” has the meaning set forth in Section 14.14.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the initial Advance hereunder and the final Calculation Period shall terminate on the Final Payout Date.

“Cash Secured Advance” means, in respect of any Liquidity Bank, without duplication, the aggregate amount of the proceeds (a) (i) of the Loan, if any, made by such Liquidity Bank pursuant to Section 1.1(c) and (ii) of such Liquidity Bank’s Ratable Share of any applications of Collections during the Term Period for such Liquidity Bank’s Conduit Group to reduce Aggregate Principal and (b) on deposit at such time in the Collateral Advance Account (including any such proceeds invested by the Administrative Agent at such time in Eligible Investments pursuant to Section 8.7(c)), it being understood that the amount of such Liquidity Bank’s Cash Secured Advance shall be decreased by such Liquidity Bank’s Ratable Share of the funds paid from time to time from the Collateral Advance Account to Borrowers to make a Loan from time to time during the Term Period for such Liquidity Bank’s Conduit Group.

“Cash Secured Advance Commencement Date” means, with respect to any Conduit Group, the same day as the Term-Out Liquidity Bank Purchase Date for such Conduit Group, provided that the Cash Secured Advance Commencement Date shall occur if, but only if, the Facility Termination Date, other than pursuant to clause (ii) of the definition thereof, shall not have occurred on or prior to such date and no Amortization Event or Unmatured Amortization Event exists on such date.

“Change of Control” has the meaning provided in the Receivables Sale Agreements.

“Co-Agent” has the meaning set forth in the preamble to this Agreement.

“Co-Agent Account” means the account set up to receive payments for the applicable Conduit Group including without limitation, the VFCC Agent’s Account and the TPF Agent’s Account.

“Collateral” has the meaning set forth in Section 13.1.

“Collateral Advance Account” has the meaning set forth in Section 8.7(a).

“Collateral Advance Account Direction” has the meaning set forth in Section 8.7(b).

“Collateral Advance Account Liquidity Bank” has the meaning set forth in Section 8.7(a).

“Collection Account” has the meaning provided in the Receivables Sale Agreements.

“Collection Account Agreement” means a deposit account control agreement by and among a Collection Bank, the Collection Agent and the Administrative Agent, in form reasonably acceptable to the Administrative Agent.

“Collection Bank” has the meaning provided in the Receivables Sale Agreements.

“Collection Notice” means a notice from the Administrative Agent to a Collection Bank in the form attached to each Collection Account Agreement.

“Collections” has the meaning provided in the Receivables Sale Agreements.

“Commercial Paper” means promissory notes of any Conduit issued by such Conduit, in each case, in the commercial paper market.

“Commitment” means, for each Liquidity Bank, the commitment of such Liquidity Bank to make its Pro Rata Share of its Conduit Group’s Percentage of Loans to Borrowers, jointly and severally, hereunder in the event the applicable Conduit elects not to fund any Advance in an Aggregate Principal amount at any one time outstanding not to exceed the amount set forth opposite such Liquidity Bank’s name on Schedule A to this Agreement.

“Commitment Termination Date” means the earliest of (a) the Liquidity Termination Date, unless (i) the Collection Agent, on behalf of Borrowers, shall have requested, which request shall be made not more than 45 days prior to the then Commitment Termination Date, an extension of the then Commitment Termination Date to a date occurring not more than 364 days after such then Commitment Termination Date, and (ii) with respect to each Conduit, one or more of its Liquidity Banks which, immediately after giving effect to such extension would have Commitments in an aggregate amount equal to such Conduit’s such Conduit’s Group’s Percentage of the Aggregate Commitment to be in effect immediately after giving effect to such extension, shall in their sole discretion consent to such extension, which consent shall be given not more than 30 days and not less than 10 days prior to the then Commitment Termination Date; provided, however, that any failure of any Conduit or Liquidity Bank to respond to the Collection Agent’s request for such extension shall be deemed a denial of such request by such Liquidity Bank, (b) the Amortization Date, (c) the date the Aggregate Commitment reduces to zero pursuant to Section 2.1(b); provided, however, that if, and only if, there shall have occurred a Cash Secured Advance Commencement Date for any Conduit Group, the Commitment Termination Date for such Conduit Group shall mean the earliest of August 31, 2010 and the dates referenced in the preceding clauses (b) and (c)

“Concentration Account” has the meaning provided in the Receivables Sale Agreements.

“Conduit” has the meaning set forth in the preamble to this Agreement.

“Conduit Allocation Limit” has the meaning set forth in Section 1.1(a)(ii).

“Conduit Group” has the meaning set forth in the preamble to this Agreement.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” has the meaning provided in the Receivables Sale Agreements.

“CP Costs” means, (A) for TPF, for each day, the sum of (i) discount or interest accrued on its Related Commercial Paper at the TPF Commercial Paper Rate on such day, plus (ii) any and all accrued commissions and fees of placement agents, dealers and issuing and paying agents incurred in respect of such Related Commercial Paper for such day; and (B) for VFCC, for each day, the sum of (i) discount or interest accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Loan of VFCC pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if the Collection Agent, on behalf of Borrowers, shall request any Advance during any period of time determined by the VFCC Agent in its sole discretion to result in incrementally higher CP Costs applicable to VFCC’s Percentage of such Advance, the principal associated with any such Advance shall, during such period, be deemed to be funded by VFCC in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such principal.

“CP Rate Loan” means, for each Loan of a Conduit prior to the time, if any, when (i) it is refinanced with a Liquidity Funding pursuant to the Liquidity Agreement, or (ii) the occurrence of an Amortization Event and the commencement of the accrual of Interest thereon at the Default Rate.

“CP Tranche Period” means with respect to any Loan of TPF that is funded with Commercial Paper, a period of days from 1 Business Day up to the number of days necessary to extend such period to include the next Settlement Date, commencing on a Business Day, which period is either (i) requested by the Collection Agent, on behalf of Borrowers, and agreed to by TPF or the TPF Agent or (ii) in the absence of such request and agreement, selected by TPF or the TPF Agent (it being understood that the goal shall be to select a period which ends on or as close to the next Settlement Date as possible).

“Credit and Collection Policy” has the meaning provided in the Receivables Sale Agreements.

“Cut-Off Date” means the last day of a Calculation Period.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate outstanding balance of all Eligible Receivables and Eligible Participation Interests as of the most recent CutOff Date, by (ii) Net Eligible Billings for the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Debt” has the meaning provided in the Receivables Sale Agreements.

“Deemed Collections” means Collections deemed received by Borrowers under Section 1.4(a).

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originators during the six (6) Calculation Periods ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

“Default Rate” means a rate per annum equal to the sum of (i) the Alternate Base Rate plus (ii) 2.00%, changing when and as the Alternate Base Rate changes.

“Defaulted Receivable” means a Receivable or Participation Interest: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which, consistent with the Credit and Collection Policy, would be written off the applicable Borrower’s books as uncollectible; or (iii) as to which any payment, or part thereof, remains unpaid for 181 days or more from the original invoice date for such payment.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Eligible Receivables and Eligible Participation Interests that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Eligible Receivables and Eligible Participation Interests at such time.

“Delinquent Receivable” means a Receivable or Participation Interest as to which any payment, or part thereof, remains unpaid for 121-150 days from the original invoice date for such payment.

“Dilution” means the amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).

“Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (i) the aggregate Net Eligible Billings generated by the Originators during the Calculation Period ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balances of Eligible Receivables and Eligible Participation Interests due to Dilutions during the Calculation Period ending on such Cut-Off Date, by (ii) the aggregate Net Eligible Billings generated by the Originators during the Calculation Period immediately prior to the Calculation Period ending on such Cut-Off Date.

“Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of:

(a) the sum of (i) two (2) times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times

(b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means the product (expressed as a percentage) of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Downgraded Liquidity Bank” means a Liquidity Bank which has been the subject of a Downgrading Event.

“Downgrading Event” with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by S&P, or (ii) P-1 by Moody’s.

“Eligible Assignee” means a commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company’s) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s.

“Eligible Investments” means book-entry securities entered on the books of the registrar of such securities and held in the name or on behalf of the Administrative Agent, negotiable instruments or securities represented by instruments in bearer or registered form registered in the name of the Administrative Agent or its nominee which evidence:

(a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States;

(b) insured demand deposits, time deposits or certificates of deposit of any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of the investment or contractual commitment to invest therein, as described in clause (d), (iii) is organized under the laws of the United States or any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(c) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above;

(d) commercial paper (maturing no later than the Business Day prior to the first Settlement Date (Yield and Fees) following the date of purchase) having, at the time of the investment or contractual commitment to invest therein, the highest short-term rating from each of S&P and Moody’s;

(e) investments in no-load money market funds having a rating from each rating agency rating such fund in its highest investment category (including such funds for which the Administrative Agent or any of its Affiliates is investment manager or advisor); and

(f) any other investments agreed upon between the Collection Agent, on behalf of Borrowers, and the Administrative Agent.

“Eligible Participation Interest” means a Participation Interest in a Government Receivable:

(i) which is included in an Eligible Payor Class; provided, however, upon and after the occurrence of a South Texas Medicare Event, South Texas Medicare Receivables shall be excluded from Eligible Receivables;

(ii) which arises under Medicare, TRICARE or a Medicaid program;

(iii) which is not a Defaulted Receivable;

(iv) which by its terms is due and payable within 60 days of the original billing date therefor;

(v) which is an “account” within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions;

(vi) which is denominated and payable only in United States dollars in the United States;

(vii) which is evidenced by an invoice and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense other than as required by law;

(viii) which represents an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator;

(ix) which does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation;

(x) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(xi) which was generated in the ordinary course of the applicable Originator’s business;

(xii) which arises solely from the sale of medications, medical supplies or medical devices or the provision of health care services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part);

(xiii) which is not subject to any dispute, right of rescission, or asserted counterclaim and, except as required by applicable law, is not subject to any setoff, chargeback, deduction or any other defense of the applicable Obligor against the applicable Originator or any other Lien; provided, however, that if such dispute, setoff, chargeback, deduction, counterclaim or defense affects only a portion of the Outstanding Balance of such Government Receivable, then a Participation Interest in such Government Receivable may be deemed an Eligible Participation Interest to the extent of the portion of such Outstanding Balance which is not so affected;

(xiv) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xv) as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly to a Borrower under and in accordance with the applicable Receivables Sale Agreement, and such Borrower has good and marketable title thereto free and clear of any Lien; and

(xvi) which is payable into a Lock-Box or Collection Account in a manner consistent with the arrangements described in Section 7.1(j).

“Eligible Payor Class” means any group of Obligors of a type listed on Exhibit VIII hereto.

“Eligible Receivable” means, at any time, a Private Receivable:

(i) which is included in an Eligible Payor Class; provided, however, that the aggregate Outstanding Balance of all Receivables included in Eligible Payor Classes E, G, Q and V that may be included as Eligible Receivables shall not exceed 2.5% of the aggregate Outstanding Balance of all Eligible Receivables;

(ii) the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision of the United States and has its chief executive office in the United States; or (b) is not an Affiliate of any of the parties hereto; or (c) is not a government or a governmental subdivision or agency;

(iii) (a) which is not a Defaulted Receivable or (b) owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Private Receivables owing from such Obligor are Defaulted Receivables (provided that amounts determined pursuant to (b) shall be limited to the largest 20 Obligors);

(iv) which by its terms is due and payable within 60 days of the original billing date therefor;

(v) which is an “account” within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions;

(vi) which is denominated and payable only in United States dollars in the United States;

(vii) which arises under a Contract which, together with such Private Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense;

(viii) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator;

(ix) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation;

(x) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(xi) which was generated in the ordinary course of the applicable Originator’s business,

(xii) which arises solely from the sale of medications, medical supplies or medical devices or the provision of health care services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part);

(xiii) which is not subject to any dispute, right of rescission, setoff, counterclaim (chargeback or deduction), or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Lien, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the medications or medical supplies the sale of which shall have given rise to such Private Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Private Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided further, that Private Receivables of any Obligor which has any accounts payable by the applicable Originator or by a wholly-owned Subsidiary of such Originator (thus giving rise to a potential offset against such Private Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Private Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agent, that such Private Receivables shall not be subject to such offset;

(xiv) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Private Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xv) as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly to a Borrower under and in accordance with the applicable Receivables Sale Agreement, and such Borrower has good and marketable title thereto free and clear of any Lien; and

(xvi) which is payable into a Lock-Box or Collection Account in a manner consistent with the arrangements described in Section 7.1(j).

“Equity Interests” has the meaning provided in the Receivables Sale Agreements.

“ERISA” has the meaning provided in the Receivables Sale Agreements.

“ERISA Affiliate” has the meaning provided in the Receivables Sale Agreements.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Excess Interest” means, in respect of Cash Secured Advances at any time, the excess of (i) the aggregate unpaid accrued interest on the Cash Secured Advances at such time over (ii) the aggregate interest and dividends received by the Administrative Agent in respect of the Term-Out Liquidity Bank Collateral and available for withdrawal from the Collateral Advance Account at such time.

“Executive Officer” has the meaning provided in the Receivables Sale Agreements.

“Facility Account” means the Collection Agent’s account no. 81885-03047 at Bank of America, N.A., in Chicago, Illinois.

“Facility Termination Date” means the earliest of (i) August 31, 2010, (ii) the Liquidity Termination Date, and (iii) the Amortization Date.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated as of the date hereof among Borrowers and the Agents, as it may be amended or modified and in effect from time to time.

“Final Payout Date” means the date on which all Obligations have been paid in full and the Aggregate Commitment has been terminated.

“Finance Charges” has the meaning provided in the Receivables Sale Agreements.

“Funding Agreement” means (i) this Agreement, (ii) the Liquidity Agreements and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of a Conduit.

“Funding Source” means (i) any Liquidity Bank or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to a Conduit.

“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

“Gift Shop Receipt” has the meaning set forth in the Receivables Sale Agreements.

“Government Receivable” has the meaning set forth in the Receivables Sale Agreements.

“HIPAA” has the meaning set forth in Section 14.14.

“Indemnified Amounts” has the meaning specified in Section 10.1.

“Indemnified Party” has the meaning specified in Section 10.1.

“Independent Manager” means a manager of Borrower who is not at the time of initial appointment and has not been at any time during the five (5) years preceding such appointment: (i) an equity holder, director (other than an Independent Manager), officer, employee, member, manager, attorney or partner of Borrower or any of its Affiliates; (ii) a customer, supplier or other person who derives more than 1% of its purchases or revenues from its activities with Borrower or any of its Affiliates; (iii) a person or other entity controlling or under common control with any such equity holder, partner, member, customer, supplier or other person; (iv) a member of the immediate family of any such equity holder, director, officer, employee, member, manager, partner, customer, supplier or other person; or (v) a trustee in bankruptcy for any Borrower or any of its Affiliates. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Initial Valuation Adjustment” means, with respect to any Receivable, a reduction to the book value thereof made on the original invoice date for such receivable.

“Interest” means for each respective Interest Period relating to Loans of the Liquidity Banks, an amount equal to the product of the applicable Interest Rate for each Loan multiplied by the principal of such Loan for each day elapsed during such Interest Period, annualized on a 360 day basis.

“Interest Period” means, with respect to any Loan held by a Liquidity Bank:

(a) if Interest for such Loan is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the applicable Co-Agent and the Collection Agent, on behalf of Borrowers, commencing on a Business Day selected by the Collection Agent, on behalf of Borrowers, or such Co-Agent pursuant to this Agreement. Such Interest Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last Business Day of such succeeding month; or

(b) if Interest for such Loan is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by the Collection Agent, on behalf of Borrowers, and agreed to by the applicable Co-Agent, provided that no such period shall exceed one month.

If any Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that in the case of Interest Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day. In the case of any Interest Period for any Loan which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Interest Period shall end on the Amortization Date. The duration of each Interest Period which commences after the Amortization Date shall be of such duration as selected by the applicable Co-Agent.

“Interest Rate” means, with respect to each Loan of the Liquidity Banks, the LIBO Rate, the Alternate Base Rate or the Default Rate, as applicable.

“Laws” means, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“Lender” means each Conduit and each Liquidity Bank.

“LIBO Rate” means, for any Interest Period, (i) the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related Loan offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <Go>” effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not fewer than two major banks in New York, New York, selected by the Administrative Agent, at approximately 10:00 a.m.(New York time), two Business Days prior to the first day of such Interest Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Loan, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period plus (ii) the Applicable Percentage per annum.

“LIBO Rate Loan” means a Loan which bears interest at the LIBO Rate.

“Lien” has the meaning specified in the Receivables Sale Agreements.

“Liquidity Agreements” means the liquidity asset purchase agreement between the Conduit of any Conduit Group and the Liquidity Banks of such Conduit Group.

“Liquidity Banks” means, with respect to each Conduit Group, the banks or other financial institutions and their respective successors and permitted assigns under each Conduit Group’s Liquidity Agreement.

“Liquidity Commitment” means, as to each Liquidity Bank in any Conduit Group, its commitment to such Conduit Group’s Conduit under the Liquidity Agreements, (which shall equal 102% of such Conduit Group’s Percentage of the Aggregate Commitment hereunder).

“Liquidity Funding” means (a) a purchase made by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of, or any undivided interest in, an applicable Conduit’s Loans, (b) any Loan made by a Liquidity Bank in lieu of such Conduit pursuant to Section 1.1, or (c) any purchase of a Loan made by a Liquidity Bank pursuant to Section 1.7.

“Liquidity Termination Date” means, as to any of the Conduits, except as otherwise set forth in this Agreement, the earliest to occur of the following:

(a) the date on which the Liquidity Agreement between VFCC and Wachovia terminates;

(b) the date on which the Liquidity Agreement between TPF and SunTrust terminates; or

(c) the date on which a Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 30 days, and either (i) the Downgraded Liquidity Bank shall not have been replaced by an Eligible Assignee pursuant to the applicable Liquidity Agreement, or (ii) the Liquidity Commitment of such Downgraded Liquidity Bank shall not have been funded or collateralized in such a manner that will avoid a reduction in or withdrawal of the credit rating applied to the Commercial Paper to which such Liquidity Agreement applies by any of the rating agencies then rating such Commercial Paper.

“Loan” means any loan made by a Lender to Borrowers, jointly and severally, pursuant to this Agreement (including, without limitation, any Liquidity Funding). Each Loan shall either be a CP Rate Loan, an Alternate Base Rate Loan or a LIBO Rate Loan, selected in accordance with the terms of this Agreement.

“Loan Parties” has the meaning set forth in the preamble to this Agreement.

“Lock-Box” has the meaning provided in the Receivables Sale Agreements.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.0, times (b) the highest three-month rolling average Pre-Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Material Adverse Effect” means (i) any material adverse effect on the business, operations, financial condition or assets of the Parent and its Restricted Subsidiaries, taken as a whole, (ii) any material adverse effect on the ability of any Loan Party or to perform its obligations under the Transaction Documents to which it is a party, (iii) any material adverse effect on the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) any material adverse effect on the Administrative Agent’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) any material adverse effect on the collectibility of the Receivables generally or of any material portion of the Receivables.

“Material Debt” means Debt in an aggregate principal amount exceeding $25,000,000.

“Material Originator(s)” means any Originator or group of Originators who, individually or in the aggregate, have originated more than 10% of aggregate Eligible Receivables during the twelve months then most recently ended.

“Material Plan” has the meaning provided in the Receivables Sale Agreements.

“McAllen” means (a) prior to October 1, 2007, McAllen Hospitals, L.P., a Delaware limited partnership, and (b) at all times from and after October 1, 2007, South Texas Health System, L.L.C., a Delaware limited liability company, as successor by merger to McAllen Hospitals, L.P.

“Medicaid” has the meaning provided in the Receivables Sale Agreements.

“Medicare” has the meaning provided in the Receivables Sale Agreements.

“Monthly Report” means a report, in substantially the form of Exhibit VI hereto (appropriately completed), furnished by the Servicer to the Administrative Agent pursuant to Section 8.5.

“Monthly Reporting Date” means the 15th day of each month after the date of this Agreement (or if any such day is not a Business Day, the next succeeding Business Day thereafter).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Eligible Billings” means, for any Calculation Period, the aggregate amount of invoices billed to Obligors belonging to an Eligible Payor Class during such Calculation Period, less the aggregate amount of Initial Valuation Adjustments pertaining to such invoices.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables and Eligible Participation Interests at such time reduced by the aggregate amount by which the Outstanding Balance of the Eligible Receivables and Eligible Participation Interests exceeds the applicable Obligor Concentration Limits or Special Obligor Concentration Limits.

“New Sweep Account” means account no. 81884-16729 in the Collection Agent’s name at Bank of America, N.A., in Chicago, Illinois.

“Obligations” means, at any time, any and all obligations of either of the Loan Parties to any of the Secured Parties arising under or in connection with the Transaction Documents, whether now existing or hereafter arising, due or accrued, absolute or contingent, including, without limitation, obligations in respect of Aggregate Principal, CP Costs, Interest, Excess Interest, fees under the Fee Letter, Broken Funding Costs and Indemnified Amounts.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Obligor Concentration Limit” means, at any time:

(a) In relation to all Government Receivables, 40% of Eligible Receivables in the aggregate;

(b) In relation to the aggregate outstanding principal balance of Private Receivables owed by any single Obligor and its Affiliates, the applicable concentration limit shall be determined according to public debt rating of such Obligor based the following table:

S&P Rating	Moody’s Rating	Allowable % of Eligible Receivables
A-1+ or at least AA-	P-1 or at least A2	10.00%
A-1 or at least A	P-1 or at least A2	8.00%
A-2 or at least A-	P-2 or at least Baa1	6.00%
A-3 or at least BBB-	P-3 or at least Baa3	5.00%
Below A-3 or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	3.85%

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) if any Obligor is not rated by either S&P or Moody’s, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, (iii) if an Obligor has an A.M. Best Financial Strength Rating of “A” or better, the applicable concentration limit for such Obligor shall be 10%, notwithstanding the S&P Rating or the Moody’s Rating, and (iv) subject to rating agency approval and/or an increase in the Required Reserve Factor Floor, upon request of the Collection Agent, on behalf of Borrowers, from time to time, the Administrative Agent and the Lenders may agree to a higher percentage of Eligible Receivables for a particular Obligor and its affiliates (each such higher percentage, a “Special Obligor Concentration Limit”), it being understood that any Special Obligor Concentration Limit may be cancelled upon not less than five (5) Business Days’ written notice by the Administrative Agent to the Collection Agent, on behalf of Borrowers; and

(c) All Private Receivables owed by members of the BlueCross BlueShield Association shall be subject to the limit specified in the Fee Letter.

“Originator” means each of Aiken Regional Medical Centers, Inc., Auburn Regional Medical Center, Inc., Central Montgomery Medical Center, L.L.C., District Hospital Partners, L.P., Fort Duncan Medical Center, L.P., Lancaster Hospital Corporation, Laredo Regional Medical Center, L.P., Manatee Memorial Hospital, L.P., McAllen Hospitals, L.P., Northwest Texas Healthcare System, Inc., Sparks Family Hospital, Inc., Summerlin Hospital Medical Center LLC, UHS of Oklahoma, Inc., UHS-Corona, Inc., Universal Health Services of Rancho Springs, Inc., Valley Health System LLC and Wellington Regional Medical Center, Incorporated.

“Outstanding Balance” means at any time (i) with respect to any Private Receivable, the then outstanding principal balance thereof after giving effect to the Initial Valuation Adjustment (if any) to such Receivable and (ii) with respect to any Participation Interest, the then outstanding principal balance of the underlying Government Receivable after giving effect to the Initial Valuation Adjustment (if any) to such Receivable. Any sales or use tax billed in connection with a Receivable is not included in the Outstanding Balance.

“Parent” has the meaning set forth in the preamble.

“Parent Credit Agreement” means that certain Credit Agreement dated March 4, 2005 as amended, between Universal Health Services, Inc., the Banks listed therein, JPMorgan Chase Bank, N.A., as administrative agent and Bank of America, N.A. as syndication agent for the banks, as the same may be amended, restated, and/or refinanced from time to time; provided however, that in the event the foregoing Credit Agreement is refinanced with the proceeds of a facility in which both Wachovia and SunTrust Bank do not participate, all references in the Transaction Documents to definitions in the Parent Credit Agreement shall be deemed to be references to the foregoing Credit Agreement as in effect on the eve of such refinancing, even though such Credit Agreement no longer remains in effect.

“Participant” has the meaning set forth in Section 12.2.

“Participated Receivable” has the meaning set forth in the Receivables Sale Agreements.

“Participation Interest” has the meaning set forth in the Receivables Sale Agreements.

“PBGC” has the meaning set forth in the Receivables Sale Agreements.

“Percentage” means fifty percent (50%) with respect to the VFCC Group and fifty percent (50%) with respect to the TPF Group.

“Performance Guarantor” means Parent.

“Performance Undertaking” means each Performance Undertaking, dated as of August 31, 2007 by Performance Guarantor in favor of a Borrower, substantially in the form of Exhibit VII, as the same may be amended, restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PHI” has the meaning set forth in Section 14.14.

“Plan” has the meaning set forth in the Receivables Sale Agreements.

“Pooled Commercial Paper” means Commercial Paper notes of a Conduit subject to any particular pooling arrangement by such Conduit, but excluding Commercial Paper issued by such Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Conduit.

“Pre-Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the product of (i) the total amount of Eligible Receivables and Eligible Participation Interests which became Pre-Defaulted Receivables during the Calculation Period that includes such Cut-Off Date multiplied by (ii) 1.0 minus the Recovery Rate, by (y) the aggregate Net Eligible Billings generated by the Originators during the Calculation Period occurring five (5) months prior to the Calculation Period ending on such CutOff Date.

“Pre-Defaulted Receivable” means a Receivable or Participation Interest as to which any payment, or part thereof, remains unpaid for 151-180 days from the original invoice date for such payment.

“Prime Rate” has the meaning set forth in the Receivables Sale Agreements.

“Private Receivable” has the meaning set forth in the Receivables Sale Agreements.

“Pro Rata Share” means, with respect to each Conduit Group on any date of determination, the ratio which the Liquidity Commitment of a Liquidity Bank in such Conduit Group bears to the sum of the Liquidity Commitments of all Liquidity Banks in such Conduit Group.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Purchased Participation Interest” has the meaning set forth in the Receivables Sale Agreements.

“Purchasing Liquidity Bank” has the meaning set forth in Section 12.1(b).

“Rating Agency Condition” means, if applicable, that a Conduit has received written notice from S&P and Moody’s or any other rating agency then rating such Conduit’s Commercial Paper that the execution and delivery of, or an amendment, a change or a waiver of, this Agreement or any Receivables Sale Agreement will not result in a withdrawal or downgrade of the then current ratings on such Conduit’s Commercial Paper.

“Receivable” means a Private Receivable or Government Receivable in which any Borrower acquires any right, title or interest (including, without limitation, a Participation Interest) pursuant to a Receivables Sale Agreement and includes, without limitation, the obligation to pay any Finance Charges with respect thereto.

“Receivables Sale Agreement” means each Receivables Sale Agreement, dated as of August 31, 2007, between an Originator and a Borrower, as the same may be amended, restated or otherwise modified from time to time.

“Records” has the meaning provided in the Receivables Sale Agreements.

“Recovery Rate” means, as of any Cut-Off Date, the lesser of (x) 0.65 and (y) the product of (i) 0.75 multiplied by (ii) the result, expressed as a decimal, of dividing (A) the aggregate Collections applied during the seven (7) Calculation Periods ending on such Cut-Off Date to Receivables that, as of the date such collections were so applied, had aged between 151 and 515 days past the date of service giving rise to such Receivables by (B) the aggregate amount of Eligible Receivables and Eligible Participation Interests which became Pre-Defaulted Receivables during the seven (7) Calculation Periods ending on such Cut-Off Date.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Regulatory Change” means any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws, regulations (including Regulation D) or accounting principles or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the Liquidity Banks) of or under any United States (federal, state or municipal) or foreign laws, regulations (whether or not having the force of law) or accounting principles by any court, governmental or monetary authority, or accounting board or authority (whether or not part of government) charged with the establishment, interpretation or administration thereof. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute a Regulatory Change.

“Related Commercial Paper” means, for any period with respect to TPF, any Commercial Paper of TPF issued or deemed issued for purposes of financing or maintaining any Loan by TPF (including any discount, yield, or interest thereon) outstanding on any day during such period.

“Related Security” means, with respect to any Transferred Asset, all of the applicable Borrower’s right, title and interest in, to and under: (i) the Related Security (under and as defined in the applicable Receivables Sale Agreement), (ii) the applicable Receivables Sale Agreement in respect of such Transferred Asset, (iii) the applicable Performance Undertaking, (iv) the New Sweep Account and the funds and instruments from time to time deposited therein, and (v) all proceeds of any of the foregoing.

“Required Liquidity Banks” means, at any time, (i) for each Conduit Group (other than as set forth in clause (ii) of this definition), Liquidity Banks in such Conduit Group with Commitments in excess of 50% of such Conduit Group’s Percentage of the Aggregate Commitment and (ii) for purposes of Section 11.10 and 14.1(b), 50% of the Aggregate Commitment of the Liquidity Banks in all Conduit Groups.

“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
less than 25% of the Aggregate Commitment	2 Business Days
greater than or equal to 25% but less than 50% of the Aggregate Commitment	5 Business Days
greater than or equal to 50% of the Aggregate Commitment	10 Business Days

“Required Reserve” means, on any day during a month, the product of (i) the greater of (a) the Required Reserve Factor Floor and (b) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (ii) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.

“Required Reserve Factor Floor” means, for any month, the sum (expressed as a percentage) of (i) 19.55% plus (ii) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of a Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of a Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of a Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreements), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of a Borrower now or hereafter outstanding, and (v) any payment of management fees by a Borrower (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).

“Review” has the meaning set forth in Section 7.1(d).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Parties” means the Indemnified Parties.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicing Fee” means, for each day in a Calculation Period:

(a) an amount equal to (i) the Servicing Fee Rate (or, at any time while UHS of Delaware or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between Borrowers and the Servicer on an arms’ length basis based on then prevailing market terms for similar services), times (ii) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (iii) 1/360; or

(b) on and after the Servicer’s reasonable request made at any time when UHS of Delaware or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (i) 110% of such Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (ii) the number of days in the current Calculation Period.

“Servicing Fee Rate” means 1.0% per annum.

“Servicing Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Servicing Fee Rate, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

“Settlement Date” means (A) the 2nd Business Day after each Monthly Reporting Date, and (B) the last day of the relevant Interest Period in respect of each Loan of the Liquidity Banks.

“Settlement Period” means (A) in respect of each Loan of VFCC and of TPF, the immediately preceding Calculation Period, and (B) in respect of each Loan of the Liquidity Banks, the entire Interest Period of such Loan.

“South Texas Medicare Event” means (i) any material adverse finding in connection with the certification of McAllen as a provider under TRICARE, Medicare or Medicaid or (ii) the occurrence of any event that has a material adverse effect upon the collectibility of the South Texas Medicare Receivables generally or any material portion of the South Texas Medicare Receivables.

“South Texas Medicare Receivable” means a Government Receivable included in Eligible Payor Class J, M, W or Y that is originated by McAllen.

“STRH” means SunTrust Robinson Humphrey, Inc., a Tennessee corporation, and its successors and assigns.

“Subordinated Loan” has the meaning set forth in the Receivables Sale Agreements.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“SunTrust” has the meaning set forth in the preamble to this Agreement.

“Tax Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Term-Out Liquidity Bank” means any Liquidity Bank which is a member of a Conduit Group for which the Term Period has commenced.

“Term-Out Liquidity Bank Collateral” has the meaning specified in Section 1.10(b).

“Term-Out Liquidity Bank Purchase Date” means, for any Conduit Group, the Commitment Termination Date for such Conduit Group determined pursuant to clause (a) of the definition thereof, without giving effect to the final proviso at the end of the definition of Commitment Termination Date.

“Term Period” means, for any Conduit Group, the period commencing on the Cash Secured Advance Commencement Date, if any, for such Conduit Group and ending on the date after the Facility Termination Date on which all Obligations owing to the members of such Conduit Group have been paid in full

“Termination Date” has the meaning set forth in the Receivables Sale Agreements.

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“TPF” has the meaning set forth in the preamble to this Agreement.

“TPF Agent” has the meaning set forth in the preamble to this Agreement.

“TPF Agent’s Account” means account # 8800171236 at SunTrust Bank, ABA No. 061000104, Reference: Universal Health Services, Attention: James Watkins with respect to the TPF Group.

“TPF Commercial Paper Rate” means, for any CP Tranche Period of TPF, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which TPF’s Related Commercial Paper outstanding during such CP Tranche Period has been or may be sold by any placement agent or commercial paper dealer selected by the TPF Agent, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Related Commercial Paper, expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum.

“TPF Group” has the meaning set forth in the preamble to this Agreement.

“TPF Liquidity Agreement” means that certain liquidity asset purchase agreement dated as of the date hereof by and among TPF, the TPF Liquidity Banks and STRH, as TPF Agent and liquidity agent, as the same may be amended, restated and/or otherwise modified from time to time.

“TPF Liquidity Banks” means SunTrust Bank and its successors and assigns under the TPF Liquidity Agreement.

“Transaction Documents” means, collectively, this Agreement, each Borrowing Notice, each Receivables Sale Agreement, each Collection Account Agreement, each Performance Undertaking, the Fee Letter, each Subordinated Note (as defined in the Receivables Sale Agreements) and all other instruments, documents and agreements executed and delivered in connection herewith.

“Transferred Assets” has the meaning set forth in the Receivables Sale Agreements.

“TRICARE” has the meaning provided in the Receivables Sale Agreements.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“UHS of Delaware” has the meaning set forth in the preamble to this Agreement.

“Unmatured Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“VFCC” has the meaning set forth in the preamble to this Agreement.

“VFCC Agent” has the meaning set forth in the preamble to this Agreement.

“VFCC Agent’s Account” means account #2000002391825 at Wachovia Bank, National Association, ABA #053000219, Reference: Universal Health Services.

“VFCC Group” has the meaning set forth in the preamble to this Agreement.

“VFCC Liquidity Agreement” means that certain liquidity asset purchase agreement dated as of the date hereof by and among VFCC, the VFCC Liquidity Banks and Wachovia as VFCC Agent and liquidity agent, as the same may be amended, restated and/or otherwise modified from time to time.

“VFCC Liquidity Banks” means Wachovia and its successor and permitted assigns under the VFCC Liquidity Agreement.

“Wachovia” means Wachovia Bank, National Association in its individual capacity and its capacity as a Co-Agent and as Administrative Agent.

“Yield Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.